Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

February 9, 2026

among

HUNTSMAN INTERNATIONAL LLC

The Lenders Party Hereto

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

and

MUFG BANK, LTD.,

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

JPMORGAN CHASE BANK, N.A.,

ZIONS BANCORPORATION N.A. DBA AMEGY BANK and

TEXAS CAPITAL BANK,
as Co-Documentation Agents

CITIBANK, N.A.,

BNP PARIBAS,

BOFA SECURITIES, INC.,

TD SECURITIES (USA) LLC,

WELLS FARGO SECURITIES, LLC,

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH and

HSBC SECURITIES (USA) INC.,
as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

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ii

iii

SCHEDULES:

Schedule 1.01 – Material Facilities

Schedule 2.01A – Commitments

Schedule 2.01B – Letter of Credit Commitments

Schedule 2.06 – Existing Letters of Credit

Schedule 5.09 – Post-Closing Obligations

Schedule 5.13 – Effective Date Unrestricted Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.05 – Existing Affiliate Transactions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Request

Exhibit C – Form of Interest Election Request

Exhibit D-1 – U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-2 – U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-3 – U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-4 – U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E – Form of Guaranty

Exhibit F – Form of Security Agreement

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CREDIT AGREEMENT (this “Agreement”) dated as of February 9, 2026, among HUNTSMAN INTERNATIONAL LLC, the LENDERS party hereto and CITIBANK, N.A., as Administrative Agent and Collateral Agent.

The parties hereto agree as follows:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2019 Indenture” means that certain Indenture, dated as of March 13, 2019, between the Borrower and Wilmington Trust, National Association, as trustee, as supplemented by that certain First Supplemental Indenture with respect to the 4.50% Senior Notes due 2029, dated as of March 13, 2019, as further supplemented by that certain Second Supplemental Indenture with respect to the 2.95% Senior Notes due 2031, dated as of May 26, 2021, and as may be further amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

“2024 Indenture” means that certain Indenture, dated as of September 26, 2024, between Huntsman International LLC and U.S. Bank Trust Company, National Association, as trustee, as supplemented by that certain First Supplemental Indenture with respect to the 5.70% Senior Notes due 2034, dated as of September 26, 2024, and as may be further amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

“2029 Senior Unsecured Notes” means the 4.500% senior notes due 2029, issued pursuant to the 2019 Indenture.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Accounts Receivables Securitization” means any securitization, receivables or similar financing program providing for the sale, conveyance or contribution to capital of Receivables Facility Assets or interests therein by the Borrower and its participating subsidiaries to one or more receivables subsidiaries in transactions purporting to be sales, conveyances or capital contributions to capital, which receivables subsidiaries shall finance the purchase of such Receivables Facility Assets by the direct or indirect sale, transfer, conveyance, lien, grant of participation or other interest or pledge of such Receivables Facility Assets or interests therein to one or more limited purpose financing companies, special purpose entities, trusts and/or financial institutions, in each case, on a limited recourse basis as to the Borrower and the participating subsidiaries (except to the extent a limitation on recourse is not customary for similar transactions or is prohibited in the relevant jurisdiction and except in all cases for Standard Securitization Undertakings).

“Acquisition” means the acquisition by the Borrower or any of its Restricted Subsidiaries (by purchase, merger, consolidation or amalgamation or otherwise) in a single transaction or in a series of related transactions, of all or substantially all of the business, property or fixed assets of, or at least a majority of the stock or other evidence of beneficial ownership of, any Person or any division, business unit or line of business of any Person.

“Acquisition Closing Date” has the meaning assigned to such term in the definition of “Qualifying Acquired Letter of Credit”.

“Adjusted EURIBOR Rate” means, as to any Borrowing denominated in any Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period divided by (b) one minus the Statutory Reserve Percentage.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Co-Documentation Agents.

“Agreed Currency” means Dollars and each Alternative Currency.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) the Term SOFR Rate for a one-month tenor in effect on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 or Section 2.22 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Alternative Currency” means Sterling, Euros and any additional currencies determined after the Effective Date by mutual agreement of the Borrower, Issuing Banks and Administrative Agent for Letters of Credit, and the Borrower, Lenders and Administrative Agent for Loans; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Anti-Terrorism Laws” has the meaning assigned to it in Section 3.16(a).

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“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Liquidity Sum” means, on any day, the sum of (x) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such day, (y) the amount equal to (1) the total Commitments minus (2) the Total Credit Exposure and (z) the total available capacity under any Accounts Receivable Securitization in existence on such day that exceeds the actual Receivables Facility Attributed Indebtedness relating to such Accounts Receivable Securitization outstanding on such day.

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” means the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark and SONIA Spread” or “Commitment Fee Rate”, as the case may be, in each case based upon the First Lien Net Leverage Ratio as of the end of the Fiscal Quarter for which consolidated financial statements have most recently been delivered pursuant to Section 5.01(a) or Section 5.01(b); provided that, notwithstanding the foregoing, through the end of the first full fiscal quarter ended after the Effective Date, the Applicable Rate shall be based on the rates per annum set forth in Category 1 below; provided further that, if at any point after the Effective Date Huntsman Corporation receives a corporate family rating below Ba1, BB+, and BB+ by at least two of S&P, Moody’s and Fitch, respectively, the rates per annum set forth in Category 1 below shall be deemed to be equal to the rates per annum set forth in Category 2 below for purposes of determining the Applicable Rate, until such time as Huntsman Corporation receives a corporate family rating of Ba1, BB+, and BB+ or better by at least two of S&P, Moody’s and Fitch, respectively:

First Lien Net Leverage Ratio	Commitment Fee Rate	Term Benchmark and SONIA Spread	ABR Spread
Category 1 ≤ 1.50:1.00	0.200%	1.500%	0.500%
Category 2 > 1.50:1.00 & ≤ 2.50:1.00	0.250%	1.750%	0.750%
Category 3 > 2.50:1.00	0.300%	2.000%	1.000%

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For the purposes of the foregoing, each change in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate, at the option of the Administrative Agent or the Required Lenders, shall be based on the rates per annum set forth in Category 3 if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Arrangers” means, collectively Citibank, N.A., BNP Paribas, BofA Securities, Inc., TD Securities (USA) LLC, Wells Fargo Securities, LLC, China Merchants Bank Co., Ltd., New York Branch and HSBC Securities (USA) Inc., in their capacities as joint bookrunners and joint lead arranger hereunder.

“Assigned Dollar Value” means (i) in respect of any Borrowing denominated in Dollars, the amount thereof, (ii) in respect of the undrawn amount of any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof based upon the applicable Exchange Rate as of (a) the date of issuance of such Letter of Credit, and (b) thereafter as of the first Business Day of each month, (iii) in respect of any LC Disbursement or Letter of Credit reimbursement obligations denominated in an Alternative Currency, the Dollar Equivalent thereof determined based upon the applicable Exchange Rate as of the date such LC Disbursement was made or such reimbursement obligation was incurred and (iv) in respect of a Borrowing denominated in an Alternative Currency, the Dollar Equivalent thereof based upon the applicable Exchange Rate as of the last Exchange Rate Determination Date; provided, however, in the case of Borrowings in an Alternative Currency, if, as of the end of any Interest Period in respect of such Borrowing, the Dollar Equivalent thereof determined based upon the applicable Exchange Rate as of the date that is three Business Days before the end of such Interest Period would be at least 5% more, or 5% less, than the “Assigned Dollar Value” thereof that would otherwise be applicable, then on and after the end of such Interest Period the “Assigned Dollar Value” of such Borrowing shall be adjusted to be the Dollar Equivalent thereof determined based upon the Exchange Rate that gave rise to such adjustment (subject to further adjustment in accordance with this proviso thereafter), and the Administrative Agent shall give the Borrower notice of such adjustment; provided, however, that failure to give such notice shall not affect the Borrower’s Obligations hereunder or result in any liability to the Administrative Agent. The Assigned Dollar Value of a Loan included in any Borrowing shall equal the pro rata portion of the Assigned Dollar Value of such Borrowing represented by such Loan.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Debt” means as of the date of determination thereof with respect to an Operating Financing Lease, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of such Operating Financing Lease.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

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“Available Amount” means, as of any date, without duplication, the sum of:

(a)           the greater of (i) $200,000,000 and (ii) 50% of Consolidated EBITDA, plus

(b)           an amount, not less than zero, equal to 50% of the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) beginning January 1, 2026, until the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available, plus

(c)           100% of the aggregate Net Proceeds from any issuance or sale (other than to a Restricted Subsidiary), after the Effective Date, of Equity Interests in the Borrower or any Parent Company the proceeds of which are contributed to the Borrower (other than the issuance or sale of, or capital contributions with respect to, any Disqualified Equity Interests), plus

(d)           100% of the fair market value from any capital contributions (other than from a Restricted Subsidiary) to the Borrower after the Effective Date (which shall be in cash or Cash Equivalents) the proceeds of which are contributed to the Borrower (other than the issuance or sale of, or capital contributions with respect to, any Disqualified Equity Interests), plus

(e)           100% of the aggregate Net Proceeds received by the Borrower from any issuance or sale of Indebtedness or Disqualified Equity Interests that have been issued after the Effective Date and which have been exchanged or converted into Equity Interests of the Borrower (or any Parent Company) (other than Disqualified Equity Interests), plus

(f)            100% of the value of any Investments made using the Available Amount by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries that are subsequently designated as Restricted Subsidiaries in accordance with the terms of this Agreement not to exceed the amount of the original Investment; plus

(g)           100% of the aggregate returns (including dividends, distributions, interest, returns of principal, profits on sale or other Dispositions, repayments, repurchases, redemptions, income and similar amounts) received by the Borrower and its Restricted Subsidiaries as of such date in respect of any Permitted Acquisition or other Investments made using the Available Amount after the Effective Date not to exceed the amount of the original Investment, plus

(h)           in the event any Unrestricted Subsidiary or any Joint Venture that does not constitute a Restricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, as applicable, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary or Joint Venture at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed) as applicable, to the extent made using the Available Amount; minus

(i)            the portion of the Available Amount previously utilized pursuant to clause (j) of the definition of “Permitted Investments” or Section 6.04(a).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars or an Alternative Currency, the applicable Relevant Rate; provided that if a Benchmark Transition Event has occurred with respect to such Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.22(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Agreed Currency:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Agreed Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Agreed Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” means Huntsman International LLC, a Delaware limited liability company.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

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“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (i) in relation to Loans denominated in Sterling and the calculation or computation of SONIA, the term “Business Day” shall mean SONIA Business Day and (ii) in relation to Loans denominated in Euros and the calculation or computation of EURIBOR, the term “Business Day” shall also exclude any day that is not a TARGET Day; provided, further, that (i) when used in connection with any Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the city in which the Issuing Bank for such Letter of Credit is domiciled are required by law to close; and (ii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Loan or Letter of Credit denominated in an Alternative Currency, any day on which commercial banks and foreign exchange markets are open for business in London, New York City and the principal financial center for such Alternative Currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Borrower operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by any Parent Company, the Borrower or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective estates, heirs, family members, spouses or former spouses), and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(a)           Dollars, Canadian Dollars, Pounds Sterling, Euros, the national currency of any participating member state of the European Union and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(b)           securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof, with maturities of 24 months or less from the date of acquisition;

(c)           money market deposits, certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof and overnight bank deposits, in each case, issued by any bank, trust company or other financial institution (i) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or Fitch or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another nationally recognized statistical rating organization selected by the Borrower) or (b) having combined capital and surplus in excess of $500,000,000;

(d)           repurchase obligations for underlying securities of the types described in clauses (b), (c), (g), (h) and (i) entered into with any Person meeting the qualifications specified in clause (c) above;

(e)           securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (c) above;

(f)            commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (c) above (or by the parent company thereof) maturing within two years after the date of acquisition thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

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(g)           marketable short-term money market and similar securities having a rating of at least “P-2” from either S&P or Fitch or “A-2” from Moody’s (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another nationally recognized statistical rating organization selected by the Borrower);

(h)           readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Fitch or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of not more than two years from the date of acquisition;

(i)             readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or Fitch or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of not more than two years from the date of acquisition;

(j)             Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or Fitch or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower);

(k)           with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within two years after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P or Fitch is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than one year from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(l)             any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above;

(m)           [reserved];

(n)           Indebtedness or Disqualified Equity Interests issued by Persons with a rating of “BBB-” or higher from S&P or Fitch or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, none of S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of not more than two years from the date of acquisition; and

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(o)           bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent).

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Fitch or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses of this definition above or clause (a) in this paragraph, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Loan Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to the Borrower or any Subsidiary.

“Cash Management Bank” means (i) a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent or (ii) a person who was a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent at the time of execution and delivery of a Cash Management Agreement, in each case, only for so long as such Person has entered into a Cash Management Agreement with a Loan Party or a Restricted Subsidiary.

“Cash Management Services” means any of the following, (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, non-card e-payable services, settlement arrangements, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, merchant services, bilateral agreements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

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“Change in Control” means the occurrence of one or more of the following events: (x) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the spouse or direct descendants of Mr. Jon M. Huntsman or an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the “Huntsman Group”), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the then outstanding Voting Securities of Huntsman Corporation or (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Huntsman Group or Huntsman Corporation (or any successor entity or subsidiary of Huntsman Corporation) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the then outstanding Voting Securities of any Parent Company or the Borrower. In addition, notwithstanding the foregoing, (1) a transaction in which the Borrower, Huntsman Corporation or any other Parent Company becomes a direct or indirect subsidiary of another Person (such Person, the “New Parent”) shall not constitute a Change in Control if (a) the equityholders of the Borrower, Huntsman Corporation or such other Parent Company immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total Voting Securities of the Borrower, Huntsman Corporation or such other New Parent immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of the Borrower, Huntsman Corporation or such other Parent Company prior to such transaction and (b) immediately following the consummation of such transaction, no person, other than the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 40% of the Voting Securities of the Borrower or the New Parent and (2) a Person or group shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.14.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Other Revolving Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or Other Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), that have different terms and conditions shall be construed to be in different Classes. Notwithstanding anything to the contrary contained herein, for all purposes hereunder, (w) Tranche 1 Loans and Tranche 2 Loans shall be treated as one Class of Loans, (x) Tranche 1 Commitments and Tranche 2 Commitments shall be treated as one Class of Commitments, (y) Lenders holding Tranche 1 Loans or Tranche 1 Commitments, as applicable and Lenders holding Tranche 2 Loans or Tranche 2 Commitments, as applicable, shall be treated as Lenders of the same Class and (z) Borrowings of Tranche 1 Loans and Tranche 2 Loans shall be treated as one Class of Borrowings.

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“Co-Documentation Agent” means each of MUFG Bank, Ltd., Morgan Stanley MUFG Loan Partners, LLC, acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd., JPMorgan Chase Bank, N.A., Zions Bancorporation N.A. dba Amegy Bank and Texas Capital Bank.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.18.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of this Agreement or the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties but excluding the Excluded Property or any similar term in any Collateral Document.

“Collateral Agent” means Citibank, N.A., acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents.

“Collateral and Guarantee Requirement” means the requirement that:

(a)          the Administrative Agent shall have received from:

(A)            the Borrower and each other Loan Party a counterpart of the Guaranty duly executed and delivered on behalf of such Person, and

(B)            the Borrower and each other Loan Party a counterpart of the Security Agreement duly executed and delivered on behalf of such Person;

(b)          all outstanding Equity Interests of each Restricted Subsidiary (other than any Equity Interests constituting Excluded Property) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Security Agreement, and the Administrative Agent shall have received certificates, if any, representing all such Equity Interests (other than such Equity Interests in Immaterial Subsidiaries), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

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(c)           (i) if any intercompany Indebtedness for borrowed money of the Borrower, any other Loan Party or any Restricted Subsidiary in a principal amount of $25,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged pursuant to the Security Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors in the form of a master intercompany note in a form reasonably acceptable to the Collateral Agent and (ii) if any Indebtedness for borrowed money of any Person that is not a Loan Party or a Restricted Subsidiary in a principal amount of $25,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)          with respect to any Collateral owned or held by any Loan Party, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, and Intellectual Property Security Agreements required by this Agreement, the Security Documents, Requirements of Law or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)           fixture filings with respect to the properties listed on Schedule 1.01 shall have been filed, registered or recorded or delivered to the Administrative Agent in a form appropriate for filing, registration or recording.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) in no event shall the Collateral include any Excluded Assets and (b) the Collateral and Guarantee Requirement shall be subject to the Perfection Exceptions.

“Collateral Documents” means, collectively, the Security Agreement, each Intellectual Property Security Agreement, each of the Security Agreement Supplements, Intellectual Property Security Agreement Supplements, pledge agreements, security agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 5.09, Section 5.11 or Section 5.12, as applicable, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Reinstatement Trigger Date” means any day following an Investment Grade Date on which the Borrower does not have an Investment Grade Rating from at least two Ratings Agencies.

“Commitment” means a Revolving Commitment, Other Revolving Commitment, Incremental Revolving Commitment or Incremental Term Commitment, as applicable. The initial amount of such Lender’s Commitment is set forth on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee Rate” has the meaning assigned to it in the definition of “Applicable Rate.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 8.03(c).

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“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR” (if applicable), the definition of “Business Day,” the definition of “SONIA Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, at any time, without duplication, the sum of (i) all Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis that would be required to be shown as debt on a balance sheet prepared in accordance with GAAP (other than (x) the Attributable Debt of any Operating Financing Lease permitted to be incurred pursuant to Section 6.01 and (y) so long as it is contractually subordinated to the Obligations on customary terms, Indebtedness under the Huntsman Intercompany Note) and (ii) Receivables Facility Attributed Indebtedness.

“Consolidated EBITDA” means, for any applicable period, the sum (without duplication) of (i) Consolidated Net Income of the Borrower and its Restricted Subsidiaries and (ii) to the extent such Consolidated Net Income has been reduced thereby:

(a)           all federal, state, local, franchise, excise and similar taxes based on income, revenues, profits or capital and similar taxes imposed in lieu of income tax of the Borrower and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period and tax distributions permitted under Section 6.04 paid during such period;

(b)          Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), for such period;

(c)           Non-cash items including impairment and restructuring charges and non-cash compensation expense;

(d)           the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the express terms of the instruments governing any Indebtedness of the Borrower upon the repayment or other extinguishment of such Indebtedness by the Borrower in accordance with the express terms of such Indebtedness;

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(e)           non-cash amortization of pension and post-retirement actuarial losses;

(f)            fees, costs and expenses and other charges incurred or expensed in connection with the execution, delivery and performance by the Loan Parties of this Agreement and any proposed or actual acquisitions, investments, divestitures, asset sales, equity issuances or debt issuances permitted to be incurred under this Agreement (including any amendment, extension, renewal, refinancing, repayment or replacement thereof) or similar transactions after the Effective Date;

(g)           depreciation and amortization expense (including, without limitation, amortization of goodwill and other intangible assets);

(h)           non-cash charges or expenses (excluding any non-cash charges or expense to the extent that it represents an accrual of or reserve for cash payments in a future period);

(i)            non-cash property, equipment, goodwill or other intangible assets impairment charges;

(j)            non-cash charges relating to employee termination benefits, restructuring initiatives, and plant, facility, branch office, business unit closures or sales;

(k)           non-recurring or unusual gains, losses, expenses or other charges;

(l)            any non-cash or stock-based compensation costs or expenses incurred by the Borrower or its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, less any cash costs of such plans or agreements incurred during such period;

(m)          the amount of losses, expenses and other charges as a result of, or in connection with, the implementation of any restructuring, operational or cost savings initiative, any operational change or any similar actions;

(n)           the amount of loss or discount on sale of Receivables Facility Assets or interests therein to any limited purpose financing company, special purpose securitization entities and receivables or similar financing entities, trusts and/or financial institutions in connection with an Accounts Receivable Securitization;

(o)           cash expenses relating to contingent or deferred payments in connection with any acquisition or other investment permitted pursuant to the Loan Documents or any acquisition or investment consummated prior to the Effective Date (including earnouts, non-compete payments, consulting payments and similar obligations) and any adjustments thereof and any purchase price adjustments for such period;

(p)           all proceeds or products of business interruption insurance during such period, and

(q)           cash charges in an aggregate amount of up to $150,000,000 during the term of this Agreement.

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For purposes of computing Consolidated EBITDA, all components of Consolidated EBITDA for any such applicable period shall be computed without giving effect to any non-cash gains or any unusual or non-recurring gains or losses, in each case, that are not expressly contemplated in items (a) through (q) above (in accordance with GAAP) for such period.

“Consolidated First Lien Net Debt” means (a) Consolidated Debt of, solely to the extent such Indebtedness is secured on a first priority basis by a Lien on any assets of the Borrower and/or its Restricted Subsidiaries (“First Lien Debt”) (it being understood that any Receivables Facility Attributed Indebtedness shall not constitute First Lien Debt), minus (b) 100% of unrestricted cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP, as modified by the last sentence of this definition. Notwithstanding anything in this definition to the contrary, as used in this definition, the term “interest” shall include, without limitation, any discount in respect of sales of Receivables Facility Assets pursuant to an Accounts Receivables Securitization (regardless of whether such discount would constitute interest expense as determined in accordance with GAAP) and any net payments made or received by the Borrower and its Subsidiaries with respect to Swap Contracts entered into by the Borrower or any of its Subsidiaries to protect against fluctuations in currency values in connection with the Accounts Receivables Securitization, and the term “discount” shall include any amounts which would be interest under GAAP if the Accounts Receivables Securitization were a debt financing.

“Consolidated Net Debt” means Consolidated Debt of the Borrower and its Restricted Subsidiaries minus 100% of unrestricted cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries.

“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to the Borrower and its Restricted Subsidiaries, for any period, the sum of: (x) the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus (y) cash dividends or distributions paid to the Borrower or a Restricted Subsidiary by any other Person (the “Payor”) other than a Restricted Subsidiary, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom (a) after-tax gains and losses from Dispositions or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted and then any cash dividends or distributions paid to the Borrower or any Restricted Subsidiary (whether or not so restricted) shall be included; provided however, that the net income of a Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia shall only be excluded in any calculation of Consolidated Net Income of the Borrower as a result of application of this clause (c) if the restriction on dividends or similar distributions results from consensual restrictions, (d) the net income or loss of any Person, other than a Restricted Subsidiary or the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or to a Restricted Subsidiary, (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (f) in the case of a successor to the Borrower or any Restricted Subsidiary by consolidation or merger or as a transferee of such Borrower’s or Restricted Subsidiary’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, (g) non-cash charges relating to asset impairments, which charges do not require an accrual of or a reserve for cash charges for any future period and (h) all gains or losses from the cumulative effect of any change in accounting principles.

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“Consolidated Secured Net Debt” means (a) Consolidated Debt, solely to the extent such Indebtedness is secured by a Lien on any assets of the Borrower and/or its Restricted Subsidiaries (“Secured Debt”) (it being understood that Receivables Facility Attributed Indebtedness shall not constitute Secured Debt) minus (b) 100% of unrestricted cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which such property may be subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CPRA” has the meaning assigned to it in Section 9.12.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, Revolving Loans, unused Revolving Commitments or Incremental Term Loans (such Indebtedness, “Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) does not mature earlier than the Refinanced Debt and, as applicable, have a Weighted Average Life to Maturity shorter than the Refinanced Debt, (b) does not have mandatory prepayment or redemption provisions (other than customary asset sale proceeds events, insurance and condemnation proceeds events, change of control offers, events of default or, in the case of secured Indebtedness, excess cash flow sweeps) that could result in the prepayment or redemption thereof prior to the maturity date of the Refinanced Debt, (c) with respect to Refinanced Debt consisting of Revolving Commitments, will not require scheduled amortization or mandatory commitment reductions prior to the latest maturity date of such Refinanced Debt, (d) except as otherwise provided herein or such amount as is otherwise permitted under Section 6.01, is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any accrued interest and premiums with respect to such Refinanced Debt and transaction fees, costs and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (e) is not issued, borrowed or guaranteed by any entity that is not a Loan Party, (f) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations, (ii) is secured pari passu with the Liens securing the Secured Obligations and a Debt Representative in respect of such Indebtedness has entered into an Equal Priority Intercreditor Agreement or (iii) is junior to the Liens securing the Secured Obligations and a Debt Representative in respect of such Indebtedness has entered into a Junior Lien Intercreditor Agreement (for the avoidance of doubt, in the case of Refinanced Debt that was secured on a junior basis to the Secured Obligations, shall be secured on a junior basis to the Secured Obligations or shall be unsecured; provided that any unsecured Refinanced Debt shall not be refinanced with secured Credit Agreement Refinancing Indebtedness) and (g) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and, subject to clauses (a) and (b) above, prepayment or redemption provisions, provided that any such Indebtedness that is secured on a pari passu basis with the Liens securing the Secured Obligations may participate in any mandatory prepayment on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) with the Loans) that are substantially identical to or not materially more favorable (when taken as a whole and as reasonably determined by the Borrower) to the lenders or investors providing such Indebtedness than the Refinanced Debt (when taken as a whole) (it being understood that, to the extent that any covenant or other provision is added for the benefit of any such Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders if such covenant or provision is either (i) also added for the benefit of the credit facilities under this Agreement or (ii) only applicable to periods after the latest maturity date of such Refinanced Debt at the time of such refinancing) and if subordinate in right of payment, subject to a subordination agreement or subordination provisions reasonably acceptable to the Administrative Agent and the Borrower.

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“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Tranche 1 Credit Exposure and Tranche 2 Credit Exposure.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Daily Simple SONIA” means, for any day (a “SONIA Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, the greater of (i) SONIA for the day (such day, a “Sterling Determination Day”) that is five SONIA Business Days prior to (A) if such SONIA Rate Day is a SONIA Business Day, such SONIA Rate Day or (B) if such SONIA Rate Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second SONIA Business Day immediately following any Sterling Determination Day, SONIA in respect of such Sterling Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SONIA has not occurred, then SONIA for such Sterling Determination Day will be SONIA as published in respect of the first preceding SONIA Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided further that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three consecutive SONIA Rate Days and (ii) the Floor. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Debt Representative” means, with respect to any Credit Agreement Refinancing Indebtedness or Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

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“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Discretionary Guarantor” means any Subsidiary that is an Excluded Subsidiary but that the Borrower elects to cause to become a Guarantor in its sole discretion; provided that if such Subsidiary is a Foreign Subsidiary, the jurisdiction or organization of such Subsidiary shall be reasonably satisfactory to the Administrative Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of related transactions) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any rights and claims associated therewith.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(a)            matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control, asset sale or similar event),

(b)            is convertible or exchangeable for Indebtedness or Disqualified Equity Interests, or

(c)            is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the Maturity Date; provided that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management, independent contractor or consultant of the Borrower or any of its Subsidiaries pursuant to any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, independent contractor’s or consultant’s termination of employment or service, as applicable, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests of the Borrower that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

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“Disqualified Lender” means (i) any Persons identified by the Borrower in writing to the Administrative Agent prior to the Effective Date (as such list may be updated from time to time after the Effective Date with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) and (ii) any competitors of the Borrower and its Subsidiaries identified by the Borrower from time to time as a “Disqualified Lender” (or to any Affiliates of such competitors to the extent such affiliates are reasonably identifiable as affiliates solely on the basis of the name thereof) by written notice to the Administrative Agent. The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent; provided that “Disqualified Lender” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent and the Lenders from time to time. Any additional designation, modification or deletion permitted by the foregoing shall not apply (i) retroactively to any prior assignment to any Lender or Participant and (ii) until three Business Days following receipt of such list by the Administrative Agent from the Borrower.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.

“Dollars” or “$” refers to the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union from time to time, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

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“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Claim” means any notice of violation, claim (including common law claims), suit, written demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, cost recovery, indemnity, indirect or consequential damages, damage to the environment, or for nuisance, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (i) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure of any person to, any Hazardous Materials in, into or onto the environment at, in, by, from or related to any real estate owned, leased or operated at any time by the Borrower or any of its Subsidiaries (the “Premises”), (ii) the use, handling, generation, transportation, storage, treatment or disposal of Hazardous Materials in connection with the Borrower’s operations, including the operation of any Premises, or (iii) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with the Borrower’s operations or any Premises.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, legally binding notices or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) protection of the environment, (ii) preservation or reclamation of natural resources, (iii) the management, Release or threatened Release of any Hazardous Materials or (iv) health and safety matters (as they relate to exposure to Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws or Environmental Permits, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of any Hazardous Materials into the environment.

“Environmental Permits” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws or necessary or reasonably required for the current and anticipated future operation of the business of the Borrower or any Subsidiary of the Borrower.

“Equal Priority Intercreditor Agreement” means a “pari passu” intercreditor agreement with a Debt Representative for Indebtedness that is permitted to be secured on a pari passu basis with the Liens on the Collateral securing the Secured Obligations hereunder and reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower, in each case as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. Upon the request of the Borrower, the Administrative Agent and the Collateral Agent will execute and deliver an Equal Priority Intercreditor Agreement with one or more Debt Representatives for Indebtedness that is permitted to be secured on a pari passu basis with the Liens on the Collateral securing the Secured Obligations hereunder.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower, any Subsidiary or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be insolvent, in “endangered status,” “critical status” or within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.10(c)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.10(c)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.10(c)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.10(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” means the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period comparable in length to such Interest Period (the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period; provided that if such rate is not available at such time for any reason, then the “EURIBOR Rate” with respect to such Term Benchmark Borrowing for such Interest Period shall be the Interpolated Rate; provided further that if EURIBOR Rate as so determined shall ever be less than the Floor, then EURIBOR Rate shall be deemed to be the Floor.

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“EURIBOR Rate” has the meaning assigned to it in the definition of “EURIBOR.”

“Euro” means the lawful single currency adopted by participating member states of the European Community relating to Economic and Monetary Union.

“Event of Default” has the meaning assigned to it in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. §78a et seq. and as hereafter amended.

“Exchange Rate” means, on any day, (i) with respect to any Alternative Currency, the Spot Rate at which Dollars are offered on such day by the Administrative Agent in London or New York (as selected by the Administrative Agent) for such Alternative Currency at approximately 11:00 A.M. (London time or New York time, as applicable), and (ii) with respect to Dollars in relation to any specified Alternative Currency, the Spot Rate at which such specified Alternative Currency is offered on such day by the Administrative Agent in London or New York for Dollars at approximately 11:00 A.M. (London time or New York time, as applicable). The Administrative Agent shall provide the Borrower with the then current Exchange Rate from time to time upon the Borrower’s request therefor.

“Exchange Rate Determination Date” means (i) for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Borrowing in an Alternative Currency, (A) the date which is two Business Days prior to such Borrowing in the case of a Borrowing denominated in Euros, (B) the date of such Borrowing in the case of a Borrowing denominated in Sterling or (C) the date determined by the Administrative Agent acting in its reasonable discretion in the case of a Borrowing denominated in any other Alternative Currency, (ii) for purposes of the determination of the Exchange Rate of any Stated Amount in relation to any issuance of any Letter of Credit, on the date of such issuance and (iii) for the purpose of determining the Exchange Rate to make determinations pursuant to Section 2.11(c), the last Business Day of each calendar month.

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“Excluded Property” means, with respect to any Loan Party, (i) any Equity Interests of a Subsidiary described in clauses (c), (e), (g), (i) or (j) of the definition of “Excluded Subsidiary,” (ii) any personal property that constitutes “Principal Property” as such term is defined in the Indentures (as of the date hereof), (iii) any real property, whether fee owned or leased (with no requirements to deliver landlord lien waivers, estoppels or collateral access letters), (iv) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a UCC financing statement, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code, or would result in material adverse accounting or regulatory consequences, as reasonably determined by the Borrower) to the Borrower or any of the Borrower’s direct or indirect Subsidiaries, in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) any assets to the extent pledges and security interests therein are prohibited or restricted by (A) applicable law, rule or regulation whether on the Effective Date or thereafter (including any requirement to obtain the consent, approval or authorization of any Governmental Authority or third party, unless such consent has been obtained) or (B) any Contractual Obligation existing on the Effective Date or at the time of acquisition thereof after the Effective Date (and such Contractual Obligation was not entered into in contemplation of the Effective Date or such acquisition, as applicable) to which such asset is subject binding on any Loan Party or that would require any consent, approval, license or other authorization of any third party (other than a Loan Party) or Governmental Authority (without any requirement to obtain such consent, approval, license or other authorization) pursuant to such a Contractual Obligation, in each case, after giving effect to the applicable anti-assignment provision of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction, (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction or applicable law notwithstanding such prohibition or restriction, (viii) any voting Equity Interests in excess of 65% of the total issued and outstanding Equity Interests that are entitled to vote within the meaning of Treas. Reg. Section 1.956-2(c)(2) of any (A) Foreign Subsidiary, (B) Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code (each, a “CFC”) or (C) any Subsidiary, substantially all of the assets of which consist of Equity Interests and/or Equity Interests and Indebtedness (in each case, and/or cash, Cash Equivalents, and/or incidental assets related thereto) in one or more entities that are CFCs and/or one or more other entities described in this clause (C) (each, a “CFC Holdco”), (ix) any (A) lease, license or other agreement or (B) any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) (in the case of clause (A), except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition, (x) “intent-to-use” trademark or service mark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, solely to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal Law, (xi) any Receivables Facility Assets sold pursuant to an Accounts Receivable Securitization, (xii) Margin Stock, (xiii) sales accounts, trust accounts (held for third parties), payroll accounts, accounts subject to cash pooling arrangements, escrow accounts or similar tax trust accounts (including, for the avoidance of doubt, for the collection and payment of any withholding taxes or sales taxes) and funds held in a fiduciary capacity for others (other than a Loan Party), (xiv) segregated cash to secure letter of credit reimbursement obligations to the extent such letters of credit and liens are permitted by this Agreement, (xv) any assets of any Subsidiary that is not a Loan Party and (xvi) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Effective Date or at the time of acquisition thereof after the Effective Date (and such contractual obligation was not entered into in contemplation of the Effective Date or acquisition, as applicable), in each case, from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to become a Guarantor unless such consent, approval, license or authorization has been received, (c) not-for-profit Subsidiaries, if any, (d) any Foreign Subsidiary, (e) broker-dealer Subsidiaries, (f) (I) any CFC, (II) any CFC Holdco, and (III) any direct or indirect Subsidiary of any CFC Holdco, (g) special purpose securitization entities and receivables or similar financing entities, (h) any entity to the extent a guarantee by such entity would reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (i) registered investment advisors and/or Captive Insurance Subsidiaries, (j) any Subsidiary that is a non-Wholly Owned Subsidiary (subject to Section 8.08(c)(ii)) and (k) any Subsidiary if the Borrower and the Administrative Agent jointly determine that the cost or burden of causing such subsidiary to become a Guarantor (including because of material adverse tax consequences) exceeds the practical benefit that would be provided to the Lenders therefrom.

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“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in Section 3.16(a).

“Existing Credit Agreement” has the meaning assigned to it in Section 4.01(h).

“Existing Letters of Credit” means each letter of credit listed on Schedule 2.06, and any amendment, renewal or extension thereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

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“FCPA” has the meaning assigned to it in Section 3.17.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) the Floor.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer (or acting treasurer), assistant treasurer or controller of the Borrower.

“First Lien Net Leverage Ratio” means the ratio of Consolidated First Lien Net Debt to Consolidated EBITDA.

“Fitch” means Fitch Ratings Inc.

“Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA to total cash interest expense of the Borrower and its Restricted Subsidiaries.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, maintained or contributed to (or required to be contributed to) outside of the United States of America by the Borrower or one or more of its Subsidiaries or its Affiliates primarily for the benefit of employees of the Borrower or such Subsidiaries or its Affiliates residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Intercompany Note” means the Global Intercompany Note, dated as of the Effective Date, by and among the Loan Parties and Restricted Subsidiaries from time to time party thereto.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).

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“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Subsidiary of the Borrower that executes and delivers the Guaranty or a supplement to the Guaranty pursuant to Section 5.09 or 5.10, as applicable, and including any Discretionary Guarantor, unless it has ceased to be a Guarantor pursuant to the terms hereof.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.09 or Section 5.10, as applicable.

“Hazardous Materials” means any material with respect to which any Environmental Law imposes a duty, obligation or standard of conduct, due to its hazardous or deleterious properties or characteristics including without limitation any pollutant or contaminant (as those terms are defined in 42 U.S.C. §9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. §1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR §1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. §6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance (or any fraction thereof), or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

“Hedge Bank” means (i) a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent or (ii) a Person who was a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent at the time of execution and delivery of a Swap Contract, in each case, only for so long as such Person has entered into a Swap Contract with a Loan Party or a Restricted Subsidiary.

“Huntsman Corporation” means Huntsman Corporation, a Delaware corporation.

“Huntsman Group” has the meaning assigned to it in the definition of “Change in Control.”

“Huntsman Intercompany Note” means the Amended and Restated Revolving Intercompany Promissory Note, dated as of January 6, 2009, between the Borrower and Huntsman Corporation (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

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“Illegality Notice” has the meaning assigned to it in Section 2.24.

“Immaterial Subsidiary” means any wholly-owned domestic Restricted Subsidiary of the Borrower that for the most recent fiscal quarter for which financial statements have been delivered at the election of the Borrower or as otherwise required pursuant Section 5.01(a) or Section 5.01(b), did not account for (a) more than 5% of the consolidated total assets of the Borrower and its Restricted Subsidiaries or (b) more than 5% of consolidated revenue of the Borrower and its Restricted Subsidiaries; provided that if at any time all Restricted Subsidiaries constituting Immaterial Subsidiaries account for (a) more than 10% of the consolidated total assets of the Borrower and its Restricted Subsidiaries in the aggregate or (b) more than 10% of consolidated revenue of the Borrower and its Restricted Subsidiaries in the aggregate for the most recent fiscal quarter for which financial statements have been delivered at the election of the Borrower or as otherwise required pursuant Section 5.01(a) or Section 5.01(b), the Borrower shall notify the Administrative Agent thereof in connection with delivery of the next following quarterly or annual compliance certificate, as applicable, and shall designate such wholly-owned domestic Restricted Subsidiaries as it may select in its sole discretion to not be “Immaterial Subsidiaries” to the extent necessary to cause such aggregate thresholds to not be exceeded.

“Incremental Amendment” has the meaning assigned to it in Section 2.21(c).

“Incremental Cap” means the greater of (a) $400,000,000 and (b) 100% of Consolidated EBITDA calculated on a Pro Forma Basis for the most recently ended Measurement Period for which internal financial statements are available, plus an unlimited amount so long as (A) the First Lien Net Leverage Ratio on a Pro Forma Basis is less than or equal to (1) 3.50 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or prior to December 31, 2027, (2) 2.50 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or after January 1, 2028, and on or prior to December 31, 2028, or (3) 2.00 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or after January 1, 2029, in each case, if such Incremental Facility or Incremental Equivalent Debt is secured on a pari passu basis with the Liens on the Collateral securing the Secured Obligations, (B) the Secured Net Leverage Ratio on a Pro Forma Basis is less than or equal to (1) 4.00 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or prior to December 31, 2027, (2) 3.00 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or after January 1, 2028, and on or prior to December 31, 2028, or (3) 2.50 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or after January 1, 2029, in each case, if such Incremental Facility or Incremental Equivalent Debt is secured on a junior basis to the Liens on the Collateral securing the Secured Obligations or (C) either (x) the Total Net Leverage Ratio on a Pro Forma Basis is less than or equal to (1) 5.00 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or prior to December 31, 2027, (2) 4.00 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or after January 1, 2028 and on or prior to December 31, 2028, or (3) 3.50 to 1.00 if such Incremental Facility or Incremental Equivalent Debt is incurred on or after January 1, 2029, or (y) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 2.50 to 1.00, in each case, if such Incremental Facility or Incremental Equivalent Debt is unsecured.

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“Incremental Equivalent Debt” means Indebtedness of the Loan Parties in respect of one or more series or tranches of senior secured first lien or junior lien notes or term loans or unsecured senior or subordinated notes or term loans, in each case issued in a public offering, Rule 144A, private placement or term loan bank or “direct lending” market, provided that (a) the aggregate amount of Incremental Equivalent Debt incurred on any date together with the aggregate amount of any Incremental Facilities shall not exceed the Incremental Cap as of such date, (b) any Incremental Equivalent Debt (i) shall not mature prior to the Maturity Date then in effect or the maturity date of any Term Loans then outstanding and (ii) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of, any Term Loans then outstanding; (c) any mandatory prepayments of any Incremental Equivalent Debt: (i) that is secured on a pari passu basis with the Liens on the Collateral securing the Secured Obligations shall be made on a pro rata basis or less than pro rata basis with any corresponding mandatory prepayment of the Loans (but not on a greater than pro rata basis), except for (A) any repayment of such Incremental Equivalent Debt at maturity and (B) any greater than pro rata repayment of such Incremental Equivalent Debt with the proceeds of any amendments, extensions, renewals, refinancings and replacements of any such Incremental Equivalent Debt that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Incremental Equivalent Debt and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof); and (ii) that is secured on a junior basis to the Liens on the Collateral securing the Secured Obligations or Indebtedness that is not secured by a Lien on all or any portion of the Collateral may not be made unless, to the extent required hereunder, such prepayments are first made or offered to the Loans on a pro rata basis; (d) a Debt Representative acting on behalf of the holders of such Incremental Equivalent Debt has become party to, or is otherwise subject to the provisions of, (A) if such Incremental Equivalent Debt is secured on a pari passu basis with the Liens on the Collateral securing the Secured Obligations, an Equal Priority Intercreditor Agreement and (B) if such Incremental Equivalent Debt is secured on a junior basis to the Liens on the Collateral securing the Secured Obligations, a Junior Lien Intercreditor Agreement; (e) such Incremental Equivalent Debt, if secured, may only be secured by Liens on the Collateral (or Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under any existing Loans substantially concurrently with the incurrence of such Incremental Equivalent Debt); and (f) may only be guaranteed by the Loan Parties (or Persons that become Loan Parties substantially concurrently with the incurrence of such Incremental Equivalent Debt).

Incremental Equivalent Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Facilities” has the meaning assigned to it in Section 2.21(a).

“Incremental Facility Effective Date” has the meaning assigned to it in Section 2.21(a).

“Incremental Loans” has the meaning assigned to it in Section 2.21(a).

“Incremental Revolving Commitment” has the meaning assigned to it in Section 2.21(a).

“Incremental Revolving Facility” has the meaning assigned to it in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to it in Section 2.21(a).

“Incremental Term Commitments” has the meaning assigned to it in Section 2.21(a).

“Incremental Term Facility” has the meaning assigned to it in Section 2.21(a).

“Incremental Term Loans” has the meaning assigned to it in Section 2.21(a).

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the aggregate outstanding amount of Receivables Facility Attributed Indebtedness or the gross proceeds from any similar transaction, regardless of whether such transaction is effected without recourse to such Person or in a manner that would not otherwise be reflected as a liability on a balance sheet of such Person in accordance with GAAP and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of the following entities if such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, (1) any partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor or (2) any Joint Venture or other similar entity, but only to the extent the terms of such Indebtedness expressly provide that there is recourse to such Person for payment thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(b).

“Indentures” means the 2019 Indenture and the 2024 Indenture.

“Index Debt” means senior, unsecured, long-term Indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than a Guarantor) or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information” has the meaning assigned to it in Section 9.12.

“Intellectual Property” has the meaning assigned to it in Section 3.15.

“Intellectual Property Security Agreement” means any intellectual property security agreement substantially in the form of Exhibit B to the Security Agreement or any Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 5.09 or Section 5.11.

“Intellectual Property Security Agreement Supplement” means any intellectual property security agreement supplement entered into in connection with any Intellectual Property Security Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (c) with respect to any SONIA Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such advance (or, if there is no such corresponding day in such month, then the last day of such month).

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“Interest Period” means with respect to any Term Benchmark Borrowing denominated in (i) Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter and (ii) Euros, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, in each case, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowings denominated in Euros and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Rate for the longest period (for which the EURIBOR Rate is available) that is shorter than the Interest Period and (b) the EURIBOR Rate for the shortest period (for which that EURIBOR Rate is available) that exceeds the Interest Period, in each case, at approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in respect of any Investment. For the avoidance of doubt, advances and reimbursements to officers, directors or employees of the Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes shall not be deemed to be an Investment hereunder.

“Investment Grade Date” means the first date on which the following conditions are met:

(a)           the Borrower shall have delivered an officer’s certificate to the Administrative Agent declaring the Investment Grade Date and certifying as to conditions (b) through (e) below;

(b)           the Borrower shall have obtained an Investment Grade Rating from any two of Fitch, S&P or Moody’s;

(c)           no Default or Event of Default shall have occurred and be continuing or would occur as a result of the occurrence of such Investment Grade Date;

(d)           the release of Collateral Documents upon such Investment Grade Date does not (x) violate, or create an event of default or additional termination event under, any Swap Contracts or (y) violate any Secured Cash Management Agreements; and

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(e)           all surviving Swap Contracts and Cash Management Agreements are not otherwise secured by the Collateral (subject to Liens permitted by Section 6.02).

“Investment Grade Rating” means (a) with respect to S&P, an Index Debt rating of BBB- or higher; (b) with respect to Moody’s, an Index Debt rating of Baa3 or higher; or (c) with respect to Fitch, an Index Debt rating of BBB- or higher.

“Involuntary Disposition” means any casualty loss, destruction, condemnation or other involuntary taking by any Governmental Authority of any property of the Borrower or any of its Subsidiaries.

“IRIC” means International Risk Insurance Company, a Utah corporation, and its successors and assigns.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Citibank, N.A., Bank of America, N.A., The Toronto-Dominion Bank, New York Branch, Wells Fargo Bank, N.A., and, solely with respect to the Existing Letters of Credit issued by JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Joinder Agreement” means a joinder, amendment or similar agreement entered into by any Person (including any Lender) under Section 2.21 pursuant to which such Person shall provide an Incremental Revolving Commitment or Incremental Term Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Joint Venture” means any Person (other than a Wholly-Owned Subsidiary of the Borrower) if any of the Equity Interests of such Person having ordinary voting power for the election of directors or other governing body of such Person are held by the Borrower and/or any of its Subsidiaries and the Borrower or any such Subsidiary is a party to a Joint Venture Agreement in respect of such Equity Interests.

“Joint Venture Agreement” means, for any Joint Venture, any stockholder agreement, voting trust agreement, limited liability company agreement, operating agreement or other similar agreement related to the ownership of the Equity Interests of such Joint Venture having ordinary voting power for the election of directors or other governing body of such Joint Venture among the owners of such Equity Interests.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement with the Debt Representative for Secured Debt that is permitted to be secured on a junior basis to the Liens on the Collateral securing the Secured Obligations hereunder and that is reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower, in each case as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. Upon the request of the Borrower, the Administrative Agent and the Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with one or more Debt Representatives for Secured Debt that is permitted to be secured on a junior basis to the Liens on the Collateral securing the Secured Obligations hereunder.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Assigned Dollar Value of all outstanding Letters of Credit at such time plus (b) the Assigned Dollar Value of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time.

“LCT Election” has the meaning assigned to it in Section 1.07.

“LCT Test Date” has the meaning assigned to it in Section 1.07.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any letter of credit issued (or deemed issued) pursuant to this Agreement (including all Existing Letters of Credit and all Qualifying Acquired Letters of Credit).

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any Acquisition or similar Investment permitted by this Agreement, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means a Revolving Loan, Other Revolving Loan, Incremental Term Loan or Other Term Loan, as applicable.

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“Loan Documents” means this Agreement, including schedules and exhibits hereto, the Guaranty, the Collateral Documents, any Joinder Agreements, any Refinancing Amendments and any other written agreements entered into between the Administrative Agent and any Loan Party relating to this Agreement that specifies such agreement is a “Loan Document,” and, in each case, any amendments, modifications or supplements thereto or waivers thereof and each Letter of Credit.

“Loan Parties” means the Borrower and each Guarantor.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) the local time in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole or (ii) the ability of the Borrower to perform, or of the Administrative Agent and/or the Lenders to enforce, the Borrower’s obligations under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Contracts were terminated at such time.

“Material Intellectual Property” means any Intellectual Property that is owned by, or is exclusively licensed or exclusively sublicensed to, the Borrower or any Restricted Subsidiary and used in the business of the Borrower and the Restricted Subsidiaries that is material to the ongoing business activities of the Borrower and the Restricted Subsidiaries, taken as a whole (as determined by the Borrower in good faith, which determination shall be conclusive).

“Material Subsidiary” means any Restricted Subsidiary that, as of the end of the most recently ended fiscal quarter for which financial statements of the Borrower and its Restricted Subsidiaries have been delivered pursuant to Section 5.01 has either net revenues or total assets in excess of 10% of the consolidated net revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries.

“Maturity Date” means February 9, 2031; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day; provided, further, that if, on any date that is 91 days prior to the stated maturity of the 2029 Senior Unsecured Notes, (x) the aggregate principal amount of such 2029 Senior Unsecured Notes outstanding on such day is greater than or equal to $150,000,000 and (y) the Applicable Liquidity Sum on such day is less than or equal to the sum of (x) $200,000,000 and (y) the aggregate principal amount of such 2029 Senior Unsecured Notes outstanding on such day, then the Maturity Date shall be such day.

“Maximum Rate” has the meaning assigned to it in Section 9.14.

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“Measurement Period” means a period of four consecutive fiscal quarters of the Borrower. Unless otherwise specified, on any date of determination, a reference herein to a Measurement Period shall be to such period then ended or then most recently ended, as the case may be, for which financial statements of the Borrower have been (or have been required to be) delivered under Section 5.01.

“Minimum Borrowing Amount” means, with respect to (i) ABR Loans, $3,000,000 (or less if the amount is equal to (x) the entire unused balance of the total Commitments or (y) the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)) and (ii) with respect to Term Benchmark Loans or SONIA Loans, as applicable, $5,000,000, in the case of a Borrowing in Dollars, £2,000,000, in the case of a Borrowing in Sterling, and €5,000,000, in the case of a Borrowing in Euros.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, any Subsidiary or any ERISA Affiliate (i) makes or is obligated to make contributions (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability (including on account of an ERISA Affiliate).

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket costs and expenses incurred in connection with such event by the Borrower or any Restricted Subsidiary (including attorneys’, accountants’ and consultants’ fees, investment banking and advisory fees and underwriting discounts and commissions) and (ii) the amount of all Taxes (including transfer taxes, deed or recording taxes and repatriation taxes or any withholding or deduction) paid (or reasonably estimated to be payable) by the Borrower (or any Parent Company) and the Restricted Subsidiaries in connection with such event.

“New Lender” has the meaning assigned to it in Section 2.21(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the any Loan Party under any Loan Document, (b) the obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights and (c) the obligation of the any Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of any Loan Party.

“Offsite Property” has the meaning assigned to it in Section 5.08(a).

“Operating Financing Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

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“Original Currency” has the meaning assigned to it in Section 2.18(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Revolving Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Loans” means the term loans made pursuant to a Refinancing Amendment.

“Overnight Foreign Currency Rate” means, for any amount payable in an Alternative Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Owned Real Property” means any fee simple estates or interests in real property (other than leasehold interests) now owned or hereafter acquired by any Loan Party and the improvements thereto.

“Parent Company” means each Person which owns, directly or indirectly, at least a majority of the Voting Securities of the Borrower.

“Participant” has the meaning assigned to it in Section 9.04(c).

“Participant Register” has the meaning assigned to it in Section 9.04(c).

“Patriot Act” has the meaning assigned to it in Section 9.16.

“Payment Office” of the Administrative Agent means, for each Alternative Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Payment Recipient” has the meaning assigned to it in Section 8.10(a).

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Exceptions” means that no Loan Party shall be required to (and it shall not be a breach of any Loan Document to fail to) (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts, deposit accounts, other bank accounts, Cash and Cash Equivalents, accounts for the withholding or collection of taxes, accounts related to the clearing, payment processing and similar operations of the Borrower and its Restricted Subsidiaries, and commodities accounts, (ii) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC) and (3) Assigned Agreements (as defined in the Security Agreement), (iii) send notices to account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing and the Administrative Agent has exercised its rights pursuant to Section 7.02 of this Agreement, (iv) complete any filings or take any other action with respect to the perfection of (A) pledges of Equity Interests in any Foreign Subsidiary under the laws of such Subsidiary’s jurisdiction of organization or incorporation or (B) any assets located or titled under the law outside of the United States or any state thereof (or the District of Columbia), unless, in each case, the Borrower has elected to add a Foreign Subsidiary as a Discretionary Guarantor, (v) deliver stock or membership interest certificates or foreign equivalents representing the Equity Interests of any Immaterial Subsidiary, (vi) enter into any pledge agreements, security agreements or security documents governed by the laws of any jurisdiction other than New York, (vii) deliver landlord waivers, estoppels or collateral access letters, (viii) enter into or deliver any mortgages with respect to any real property, whether fee owned or leased, or (ix) make any filing to perfect the Lien on or security interest in any property granted under the Security Agreement except for (1) filings of the Intellectual Property Security Agreement and Intellectual Property Security Agreement Supplements in the United States Patent and Trademark Office or United States Copyright Office, as applicable, with respect to the Intellectual Property Collateral (as defined in the Security Agreement), (2) fixture filings with respect to the properties listed on Schedule 1.01 and (3) filings of UCC-1 financing statements in the applicable jurisdiction of a Loan Party’s jurisdiction of incorporation.

“Permitted Acquisition” means any Acquisition if (a) the Person that is the target of such Acquisition (i) is or will be become a Restricted Subsidiary after giving effect to such transaction or (ii) is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or of the applicable division, line of business or business unit) to, or is liquidated into, the Borrower or any Restricted Subsidiary and (b) immediately after giving effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

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(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g)          leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Restricted Subsidiary (provided that any such licenses or sublicenses of Material Intellectual Property shall be on a non-exclusive basis);

(h)          Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i)            Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(k)          any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases otherwise permitted by this Agreement;

(l)            Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(m)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(n)           Liens on cash collateral deposited into any escrow account pursuant to customary escrow arrangement but only to the extent (i) such cash collateral is deposited in connection with an acquisition for which a binding acquisition agreement or letter of intent has been entered into by the Borrower or a Restricted Subsidiary, and (ii) such cash collateral is released only to fund such acquisition and related costs, or in the event such acquisition is not effected, such cash collateral shall be released from such escrow;

provided that the term “Permitted Encumbrances” shall not include any Lien (other than Liens permitted under clause (l) above) securing Indebtedness.

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“Permitted Investments” means:

(a)           Permitted Acquisitions;

(b)           Investments in Unrestricted Subsidiaries or Joint Ventures that do not constitute Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (b) that are at the time outstanding, not to exceed the greater of $200,000,000 and 50% of Consolidated EBITDA;

(c)           Investments by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;

(d)           additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (d) that are at such time outstanding and Restricted Payments made pursuant to Section 6.04(g), not to exceed the greater of $200,000,000 and 50% of Consolidated EBITDA;

(e)           advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or loans, guarantees or advances made to distributors, creators, suppliers, franchisees, lessors, licensors and licensees in each case, in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries;

(f)            additional Investments so long as, on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 3.50:1.00; provided that no Loan Party shall be permitted to make Investments in Unrestricted Subsidiaries pursuant to this clause (f);

(g)           Investments (x) existing on the Effective Date or (y) made pursuant to binding commitments, agreements or arrangements in effect on the Effective Date, in each case of clauses (x) and (y) to the extent in excess of $5,000,000 in the aggregate, listed on Schedule 6.04, and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any such Investment may not be increased except as otherwise permitted under this Agreement;

(h)          Advances, loans or extensions of credit to Huntsman Corporation or any Parent Company in lieu of making Restricted Payments otherwise permitted under Section 6.04;

(i)            any Investment made in an amount equal to the Net Proceeds of issuances of Equity Interests by Huntsman Corporation or any Parent Company and contributed to the Borrower or its Restricted Subsidiaries;

(j)            Investments in an aggregate amount not to exceed the Available Amount on the date of such Investment;

(k)           Investment in cash, Cash Equivalents and Investments that were in Cash Equivalents when made;

(l)            Investments in payroll, travel, entertainment, relocation, moving related and similar advances of officers, directors, employees or consultants of any Parent Company, the Borrower or any Restricted Subsidiary, in each case that are made in the ordinary course of business or in connection with such person’s purchase of Equity Interests of any Parent Company, the Borrower or any Restricted Subsidiary solely to the extent that the proceeds of such Investments are substantially contemporaneously used to purchase Equity Interests of any Parent Company, the Borrower or any Restricted Subsidiary;

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(m)          any Investment (x) acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment, or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Investment or accounts receivable of the Borrower or any Restricted Subsidiary, or (b) as a result of a foreclosure or other remedial action by the Borrower or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(n)          Swap Contracts and Cash Management Services permitted under Section 6.01(f), including any payments in connection with the termination thereof;

(o)          Investments arising in connection with an Accounts Receivable Securitization and distributions or payments of securitization fees and purchases of Receivables Facility Assets in connection with an Accounts Receivable Securitization;

(p)           Guarantees of Indebtedness permitted to be incurred under Section 6.01 and obligations relating to such Indebtedness;

(q)           Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or (b) made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans;

(r)            Investments consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions), in each case, in the ordinary course of business;

(s)           intercompany current liabilities owed to Joint Ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(t)            security deposits, advances, performance guarantees and prepayments and other credits granted or made, in each case in the ordinary course of business;

(u)          Investments resulting from pledges and deposits that are permitted by Section 6.02, and, to the extent constituting Investments, performance guarantees in the ordinary course of business;

(v)          acquisitions of obligations of one or more directors, officers or other employees of the Borrower or any Parent Company in connection with such director’s, officer’s or employee’s acquisition of Equity Interests of the Borrower or any Parent Company, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such directors, officers or employees in connection with the acquisition of any such obligations;

(w)          to the extent constituting Investments, guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary in the ordinary course of business;

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(x)           contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower, and Investments relating to non-qualified deferred payment plans in the ordinary course of business;

(y)           Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of an Involuntary Disposition;

(z)           guarantee and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business;

(aa)         Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(bb)        any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Borrower or any Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is, or during the preceding five plan years was, (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.

“Pledged Debt” means “Pledged Debt” as defined in the Security Agreement.

“Pledged Interests” means “Pledged Interests” as defined in the Security Agreement.

“PRC” means the People’s Republic of China, for purposes of this Credit Agreement only, excluding Taiwan, Hong Kong Special Administrative Region and Macao Special Administrative Region.

“Preferred Equity Interests” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” means the rate of interest announced publicly by Citibank, N.A. in New York, from time to time, as its base rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

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“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for any Pro Forma Event, that such Pro Forma Event and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable Measurement Period for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Pro Forma Event, (i) in the case of a Disposition of a business unit, division, product line or line of business of the Borrower or a Restricted Subsidiary, a Disposition that otherwise results in a Restricted Subsidiary ceasing to be a Subsidiary or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of an Acquisition by the Borrower or a Restricted Subsidiary or any other Investment that results in a Person becoming a Restricted Subsidiary or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Pro Forma Event shall be calculated in a reasonable and factually supportable manner by the Borrower (it being agreed such manner need not be in compliance with Regulation S-X or other applicable securities law).

“Pro Forma Event” means:

(a)           any Acquisition by the Borrower or a Restricted Subsidiary or any other Investment that results in a Person becoming a Subsidiary;

(a)           any Disposition of a business unit, division, product line or line of business of the Borrower or a Restricted Subsidiary and any other Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary;

(b)           any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary;

(c)           the cessation of the operations of a business unit, division, product line or line of business of the Borrower or a Restricted Subsidiary;

(d)           any restructuring, operational change or implementation of any similar initiative (including any cost saving or strategic initiative and the modification and renegotiation of contracts and other arrangements) by the Borrower or a Restricted Subsidiary;

(e)           any incurrence or issuance or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness or any restricted junior payment where the consummation thereof, or the determination of whether such transaction is permitted to be consummated under this Agreement, requires that a financial covenant or test be calculated on a Pro Forma Basis or after giving Pro Forma Effect to such transaction; and

(f)            any other transaction expressly permitted hereunder to be calculated on a Pro Forma Basis.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

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“Qualifying Acquired Letter of Credit” means, in connection with any Acquisition of or similar Investment permitted by this Agreement in which a Person becomes a Subsidiary as a result of such transaction or is merged into or consolidated with the Borrower or a Subsidiary pursuant to such transaction, any outstanding letter of credit issued for the account of such Person under any credit facility in existence prior to the closing date of such Acquisition or Investment (such date, the “Acquisition Closing Date”) meeting the following requirements:

(a)           such letter of credit is identified as a “Qualifying Acquired Letter of Credit” in a written notice to the Administrative Agent delivered at least five Business Days prior to the Acquisition Closing Date (or such shorter period as the Administrative Agent may agree in its sole discretion);

(b)           the issuer of such letter of credit is a Revolving Lender and an Issuing Bank (or, concurrently with the closing of such Acquisition or Investment, becomes a Revolving Lender and an Issuing Bank pursuant to the terms of this Agreement);

(c)           after deeming such letter of credit to be a Letter of Credit issued under this Agreement, (i) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not, unless such Issuing Bank shall so agree in its sole discretion, exceed the Letter of Credit Commitment of such Issuing Bank, (ii) the LC Exposure will not exceed the total Letter of Credit Commitments, (iii) no Revolving Lender’s Credit Exposure will exceed its Revolving Commitment, (iv) no Revolving Lender’s Tranche 1 Credit Exposure will exceed its Tranche 1 Commitment, (v) no Revolving Lender’s Tranche 2 Credit Exposure will exceed its Tranche 2 Commitment, (vi) the Total Credit Exposure will not exceed the aggregate Revolving Commitments, (vii) the Tranche 1 Total Credit Exposure will not exceed the aggregate Tranche 1 Commitments and (viii) the Tranche 2 Total Credit Exposure will not exceed the aggregate Tranche 2 Commitments; and

(d)           all conditions precedent to credit extensions set forth in Section 4.02 are satisfied with respect to such letter of credit as of the Acquisition Closing Date, as if such letter of credit was a new Letter of Credit requested by the Borrower to be issued under this Agreement on the Acquisition Closing Date.

“Ratings Agencies” means each of Moody’s, S&P and Fitch.

“Receivables Facility Assets” means any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Restricted Subsidiaries, and any assets related thereto, including without limitation (i) all collateral given by the respective account debtor or on its behalf (but not by the Borrower or any of its Restricted Subsidiaries) securing such accounts receivable, (ii) all contracts and all guarantees (but not by the Borrower or any of its Restricted Subsidiaries) or other obligations directly related to such accounts receivable, (iii) other related assets and (iv) proceeds of all of the foregoing.

“Receivables Facility Attributed Indebtedness” at any time, means the aggregate Dollar Equivalent net outstanding amount theretofore paid, directly or indirectly, by a funding source in respect of the Receivables Facility Assets or interests therein sold, conveyed, contributed or transferred or pledged pursuant to the relevant receivables documents (including in connection with an Accounts Receivables Securitization) (it being the intent of the parties that the amount of Receivables Facility Attributed Indebtedness at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the receivables documents if the same were structured as a secured lending agreement rather than an agreement providing for the sale, conveyance, contribution to capital, transfer or pledge of such Receivables Facility Assets or interests therein).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refinanced Debt” has the meaning assigned to it in the definition of “Credit Agreement Refinancing Indebtedness.”

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“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each New Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.26.

“Register” has the meaning assigned to it in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to it in Section 9.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (1) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

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“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate or (iii) with respect to any Borrowing denominated in Sterling, Daily Simple SONIA.

“Remedial Action” means actions required under Environmental Law to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent, minimize or otherwise address the Release or substantial threat of a material Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Hazardous Materials.

“Required Lenders” means, subject to Section 2.20, at any time, Lenders having Credit Exposures, unused Revolving Commitments and outstanding Incremental Term Loans representing more than 50% of the sum of the Total Credit Exposure, unused Revolving Commitments held by all Lenders and outstanding Incremental Term Loans held by all Lenders at such time.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or other executive officer of the Borrower.

“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests or (iii) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means a Tranche 1 Commitment or a Tranche 2 Commitment.

“Revolving Lender” means a Lender providing Revolving Loans.

“Revolving Loan” means a Tranche 1 Loan or a Tranche 2 Loan.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“SAFE” means the State Administration of Foreign Exchange of the People’s Republic of China.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran and North Korea).

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“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Government of Canada or other relevant sanctions authority, (b) any Person operating from, or organized or resident in, a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (as “owned” or “controlled” are defined by applicable Sanctions), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Government of Canada or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank, except for any such Cash Management Agreement designated by the Borrower in writing to the Administrative Agent and the relevant Cash Management Bank or Hedge Bank, as applicable, as an “unsecured cash management agreement” as of the Effective Date or, if later, on or about the time of entering into such Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI that is entered into by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank, except for any such Swap Contract designated by the Borrower and the applicable Hedge Bank in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Effective Date or, if later, as of the time of entering into such Swap Contract.

“Secured Net Leverage Ratio” means the ratio of Consolidated Secured Net Debt to Consolidated EBITDA.

“Secured Obligations” means all Obligations together with all obligations in respect of each Swap Contract entered into with a Hedge Bank and all obligations in respect of each Cash Management Agreement entered into with a Cash Management Bank, in each case, whether outstanding on the Effective Date or extended or arising from time to time after the Effective Date; provided that (a) obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements. Notwithstanding anything herein to the contrary, the Secured Obligations shall not include Excluded Swap Obligations.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

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“Security Agreement” means, collectively, the Security Agreement, substantially in the form of Exhibit F, by and among the Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, together with each other Security Agreement Supplement, security agreement and security agreement supplement delivered pursuant to Section 5.09 or Section 5.11.

“Security Agreement Supplement” means, collectively, any security agreement supplement entered into connection with, and pursuant to the terms of, the Security Agreement.

“Senior Indebtedness” has the meaning set forth in Section 9.02(b).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator, and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Daily Simple SONIA.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Business Day” means, for any obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“Spot Rate” means, for any currency at any date, the rate quoted in Bloomberg World Currency Value as the spot rate for the purchase of such currency with another currency on the applicable determination date.

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“Standard Securitization Undertakings” means representations, warranties, covenants (including repurchase obligations) and indemnities entered into by the Borrower or any Restricted Subsidiary that the Borrower or such Restricted Subsidiary, as applicable, has determined in good faith are customary for “non-recourse” or “limited recourse” accounts receivables financings or factoring or securitization financings.

“Stated Amount” or “Stated Amounts” means, (i) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Assigned Dollar Value of the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), in either case, as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit. For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(A)            any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date the relevant Issuing Bank actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not such Issuing Bank receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if the Borrower has required that the increase in Stated Amount be given effect as of an earlier date and such Issuing Bank issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by the Borrower; and

(B)            any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date the applicable Issuing Bank actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date the applicable Issuing Bank receives the written consent of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by such Issuing Bank purporting to effect such reduction.

“Statutory Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted EURIBOR Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Subsequent Transaction” has the meaning assigned to it in Section 1.07.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the Voting Securities or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

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“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Sharing Agreement” means that certain tax sharing agreement dated as of August 16, 2005 by and among the Borrower, Huntsman Corporation and other subsidiaries of Huntsman Corporation referred to therein as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in each case, in a manner not materially adverse to the Lenders.

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“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term Loans” shall include Incremental Term Loans and Other Term Loans.

“Term SOFR” means:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if the Term SOFR Rate as so determined shall ever be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Credit Exposure” means the sum of the Tranche 1 Total Credit Exposure and Tranche 2 Total Credit Exposure.

“Total Net Leverage Ratio” means the ratio of Consolidated Net Debt to Consolidated EBITDA.

“Tranche” means the Tranche 1 or the Tranche 2, as applicable, and “Tranches” means the collective reference to Tranche 1 and Tranche 2.

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“Tranche 1” means the Tranche 1 Commitments and Tranche 1 Loans.

“Tranche 1 Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche 1 Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09(b) or increased from time to time pursuant to Section 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche 1 Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption, Joinder Agreement, Refinancing Amendment or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Tranche 1 Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche 1 Commitments is $80,000,000.

“Tranche 1 Credit Exposure” means, with respect to any Lender, the Assigned Dollar Value of the outstanding principal amount of such Lender’s Tranche 1 Loans and its LC Exposure.

“Tranche 1 Loans” means the loans made by the Lenders under the Tranche 1 Commitments to the Borrower pursuant to Section 2.01.

“Tranche 1 Permitted Purpose” means working capital and general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including without limitation, to repay the outstanding debt under the Existing Credit Facility, but not, for the avoidance of doubt, for Investments, Acquisitions or Restricted Payments.

“Tranche 1 Total Credit Exposure” means the sum of the Assigned Dollar Value of the outstanding principal amount of all Lenders’ Tranche 1 Loans and their LC Exposure at such time.

“Tranche 2” means the Tranche 2 Commitments and Tranche 2 Loans.

“Tranche 2 Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche 2 Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09(b) or increased from time to time pursuant to Section 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche 2 Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption, Joinder Agreement, Refinancing Amendment or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Tranche 2 Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche 2 Commitments is $720,000,000.

“Tranche 2 Credit Exposure” means, with respect to any Lender, the Assigned Dollar Value of the outstanding principal amount of such Lender’s Tranche 2 Loans and its LC Exposure.

“Tranche 2 Loans” means the loans made by the Lenders under the Tranche 2 Commitments to the Borrower pursuant to Section 2.01.

“Tranche 2 Total Credit Exposure” means the sum of the Assigned Dollar Value of the outstanding principal amount of all Lenders’ Tranche 2 Loans and their LC Exposure at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

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“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, SONIA or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” means (i) as of the Effective Date, each Subsidiary listed on Schedule 5.13, (ii) any other Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date and (iii) each subsidiary of the foregoing until, in each case, any such Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to it in Section 2.17(f)(ii)(B)(3).

“Voting Securities” means any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any term loan Indebtedness at any date, the number of years obtained by dividing:

(a)           the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

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(b)           the then outstanding principal amount of such term loan Indebtedness;

provided that for purposes of determining the Weighted Average Life to Maturity of (i) any Refinanced Debt, or (ii) any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (in any such case, the “Applicable Indebtedness”), the effects of any amortization payments or other prepayments made on such Applicable Indebtedness (including the effect of any prepayment on remaining scheduled amortization) prior to the date of the applicable modification, refinancing, refunding, renewal, replacement, extension or incurrence shall be disregarded.

“Wholly-Owned Subsidiary” means any Subsidiary all of the Equity Interests of which (other than directors’ qualifying shares) are owned directly or indirectly by the Borrower and its Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”, “SONIA Loan” or “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”, “SONIA Borrowing” or “ABR Borrowing”).

Section 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.04.     Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)          Notwithstanding anything to the contrary contained in this Section or in the definition of “Capital Lease Obligations,” any obligations of a Person under a lease (whether existing now or entered into in the future) that was not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on December 31, 2018 shall not be treated as a capital lease solely as a result of changes in the application of GAAP, in each case, after December 31, 2018.

(c)          Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any test or covenant contained in this Agreement, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and any other financial ratio shall be calculated giving Pro Forma Effect to each Pro Forma Event occurring during the applicable period of four consecutive Fiscal Quarters to which such calculation relates or after the end of such period of four consecutive Fiscal Quarters but not later than the date of such calculation (notwithstanding that such ratio may be said to be determined as of the end of a test period); provided that, notwithstanding the foregoing, when calculating any leverage ratio or fixed charge coverage ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance after giving Pro Forma Effect or on a Pro Forma Basis) with the financial covenants in Section 6.08(a) and (b) or any other financial covenant that might be added hereto after the date hereof, any Pro Forma Event and any related adjustment contemplated in the definition of “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” (and corresponding provisions of the definition of the term “Consolidated EBITDA” or “Consolidated Net Income”) that occurred subsequent to the end of the applicable period of four consecutive Fiscal Quarters shall not be given Pro Forma Effect.

Section 1.05.     Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Term SOFR Rate, Term SOFR, Adjusted EURIBOR Rate, EURIBOR, SONIA or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR Rate, Term SOFR, Adjusted EURIBOR Rate, EURIBOR, SONIA or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR, SONIA any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR, SONIA or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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Section 1.06.     Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07.     Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for the purposes of testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA and baskets subject to Default or Event of Default conditions), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder (or any such representation, warranty, requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) (other than for purposes of determining whether any Event of Default under Section 7.01(a), (b) (h) or (i) has occurred, is continuing or would result from any such Limited Condition Transaction (including any other transactions entered into in connection therewith), the date of determination of which shall be the date such Limited Condition Transaction is consummated), and if, after giving Pro Forma Effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related representations, warranties, requirements and conditions), such ratio, test or basket (and any related representations, warranties, requirements and conditions) shall be deemed to have been complied with (or satisfied) (other than for purposes of determining whether any Event of Default under Section 7.01(a), (b) (h) or (i) has occurred, is continuing or would result from any such Limited Condition Transaction, the date of determination of which shall be the date such Limited Condition Transaction is consummated). Upon making an LCT Election, the Borrower shall deliver a certificate of an Responsible Officer to the Administrative Agent demonstrating compliance on a Pro Forma Basis after giving effect to such Limited Condition Transaction on such LCT Test Date with any relevant ratios, tests or baskets. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; provided that if such ratios improved as a result of such fluctuations, the Borrower may utilize such improved ratios. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the consummation of any Acquisition or Investment, mergers, any Disposition, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

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Article II

The Credits

Section 2.01.     Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in Dollars or an Alternative Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment, (b) such Lender’s Tranche 1 Credit Exposure exceeding such Lender’s Tranche 1 Commitment, (c) such Lender’s Tranche 2 Credit Exposure exceeding such Lender’s Tranche 2 Commitment, (d) the sum of the Total Credit Exposure exceeding the total Commitments, (e) the sum of the Tranche 1 Total Credit Exposure exceeding the total Tranche 1 Commitments or (d) the sum of the Tranche 2 Total Credit Exposure exceeding the total Tranche 2 Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02.      Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably (i) in accordance with their respective Commitments under the applicable Tranche and (ii) ratably across Tranches. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14 and Section 2.22, each Borrowing shall be comprised entirely of ABR Loans, Term Benchmark Loans or SONIA Loans as the Borrower may request in accordance herewith; provided that non-Dollar denominated Loans may only be made as Term Benchmark Loans or SONIA Loans. Each Lender at its option may make any non-Dollar denominated Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           The aggregate principal amount of each Borrowing by the Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in integral multiples of (i) in the case of a Borrowing in Dollars, $1,000,000, (ii) in the case of a Borrowing in Sterling, £750,000, or (iii) in the case of a Borrowing in Euros, €1,000,000, above such minimum. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of Term Benchmark Loans. Borrowings of more than one Type may be outstanding at the same time.

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(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.      Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 1:00 p.m., New York City time, (x) three Business Days before the date of the proposed Borrowing in the case of a Dollar denominated Borrowing and (y) three Business Days before the date of the proposed Borrowing in the case of a Borrowing denominated in Euros, (b) in the case of a SONIA Borrowing, not later than 1:00 p.m. New York City time five SONIA Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that a Borrowing Request may be conditioned on the occurrence of the Effective Date or the occurrence of any transaction anticipated to occur in connection with such Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount and Tranche of the requested Borrowing (including the aggregate amount of the requested Tranche 1 Loans and Tranche 2 Loans, which shall be pro rata for the aggregate Borrowing);

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a SONIA Borrowing;

(iv)          in the case of a Term Benchmark Borrowing, the Agreed Currency and the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved].

Section 2.05. [Reserved].

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Section 2.06. Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and each relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit if (i) the proceeds of such Letter of Credit would be made available to any Person to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions, (ii) the proceeds of such Letter of Credit would be made available to any Person in any manner that would result in a violation of any Sanctions by any party to this Agreement, (iii) the proceeds of such Letter of Credit would be made available to any Person in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally or (iv) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any Law applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it. The Borrower, the Lenders and the Issuing Banks acknowledge the issuance of the Existing Letters of Credit prior to the Effective Date and agree that such Existing Letters of Credit are hereby deemed to be Letters of Credit issued hereunder. No Issuing Bank shall have any obligation hereunder to issue commercial letters of credit.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (A) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (B) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (C) the Stated Amount of such Letter of Credit, (D) the currency in which such proposed Letter of Credit is to be issued, (E) the Borrower as the account party and, if desired by the Borrower, one or more Subsidiaries as additional account parties and (F) the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the applicable Issuing Bank and using such bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by an Issuing Bank at such time plus (y) the aggregate Assigned Dollar Value of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the total Letter of Credit Commitments, (iii) no Lender’s Credit Exposure shall exceed its Revolving Commitment, (iv) no Lender’s Tranche 1 Credit Exposure shall exceed its Tranche 1 Commitment, (v) no Lender’s Tranche 2 Credit Exposure shall exceed its Tranche 2 Commitment, (vi) the sum of the Total Credit Exposure shall not exceed the total Revolving Commitments, (vii) the sum of the Tranche 1 Total Credit Exposure shall not exceed the total Tranche 1 Revolving Commitments and (viii) the sum of the Tranche 2 Total Credit Exposure shall not exceed the total Tranche 2 Revolving Commitments. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

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(c)            Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from an Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (unless arrangements satisfactory to such Issuing Bank have been made); provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii)).

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to the Dollar Equivalent of such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars or the Dollar Equivalent of such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Alternative Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, New York City time, on the first Business Day immediately following the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on the date such LC Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the second Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than the Dollar Equivalent of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Dollar denominated ABR Loan on the date on which such drawing is honored and in an amount equal to the Dollar Equivalent of the amount of such drawing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing, Term Benchmark Borrowing or SONIA Borrowing, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage Dollar Equivalent thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement.

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(f)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(g)           Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by terms and conditions of the applicable Letter of Credit, examine all documents purporting to represent a demand for payment under such Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telecopy or electronic mail of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans (or in the case such LC Disbursement is denominated in an Alternative Currency, at the Overnight Foreign Currency Rate for such Alternative Currency plus the then effective Applicable Rate with respect to Term Benchmark Loans); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank. (i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of Issuing Banks under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)           Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j)             Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 102% of the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

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(k)            Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)             Stated Amount. The Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of Ten Thousand Dollars ($10,000) or such lesser amount as the applicable Issuing Bank has agreed to.

(m)           Qualifying Acquired Letters of Credit. On each Acquisition Closing Date, each applicable Qualifying Acquired Letter of Credit shall be deemed to have been issued as a Letter of Credit under this Agreement by the applicable Issuing Bank, and such Issuing Bank shall be deemed, without further action by any party hereto, to have granted to each of the Revolving Lenders, and each Revolving Lender shall be deemed, without further action by any party hereto, to have acquired from such Issuing Bank, a participation (on the terms specified in this Section 2.06) in such Qualifying Acquired Letter of Credit equal to such Revolving Lender’s Applicable Percentage thereof. Each Lender acknowledges and agrees that its obligation to acquire participations in Qualifying Acquired Letters of Credit pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the aggregate Commitments, and that each payment by a Lender in respect of such participations shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.07.     Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time (other than in the case of a Borrowing Request for a same day ABR Borrowing, in which case such time shall be 3:00 p.m., New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in an Alternative Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Payment Office for such currency and at such Payment Office for such currency. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in an Alternative Currency; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

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(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in an Alternative Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (iii) convert Loans from one Tranche to the other Tranche.

(b)           To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

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(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a SONIA Borrowing; and

(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period and currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in Euros in respect of which the Borrower shall have failed to deliver an Interest Election Request prior to the third Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Term Benchmark Borrowing in Euros with an Interest Period of one month unless such Term Benchmark Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Term Benchmark Borrowing, (ii) unless repaid, each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) unless repaid, each Term Benchmark Borrowing denominated in an Alternative Currency shall automatically be continued as a Term Benchmark Borrowing denominated in such Alternative Currency with an Interest Period of one month at the end of the Interest Period applicable thereto and (iv) unless repaid, each SONIA Borrowing shall be converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) promptly.

(f)           Notwithstanding anything herein to the contrary, for as long as any Tranche 1 Commitments or Tranche 1 Loans are outstanding and for so long as any Lender holding Tranche 1 Commitments or Tranche 1 Loans so requires, no Borrowing shall remain outstanding for a period longer than six months.

Section 2.09.     Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b)          The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (x) the sum of the Total Credit Exposure would exceed the total Revolving Commitments, (y) the sum of the Tranche 1 Total Credit Exposure would exceed the total Tranche 1 Commitments or (z) the sum of the Tranche 2 Total Credit Exposure would exceed the total Tranche 2 Commitments.

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(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period as the Administrative Agent may agree in its reasonable discretion), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments and ratably between the Tranche 1 Commitments and the Tranche 2 Commitments.

Section 2.10.     Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and Tranche thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.11.      Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

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(b)           The Borrower shall notify the Administrative Agent by telecopy or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment (or such shorter period as the Administrative Agent may agree in its reasonable discretion), (ii) in the case of a prepayment of a SONIA Borrowing, not later than 11:00 a.m., Local Time, three SONIA Business Days before the date of prepayment (or such shorter period as the Administrative Agent may agree in its reasonable discretion) or (iii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the proposed date of prepayment (or such shorter period as the Administrative Agent may agree in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of any Borrowing shall be in an amount that is not less than the Dollar Equivalent of $5,000,000. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing (including, for the avoidance of doubt, ratably across Tranches included in the prepaid Borrowing). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.

(c)           The Borrower shall prepay the outstanding principal amount of (i) Tranche 1 Loans on any date on which the Assigned Dollar Value of all outstanding Tranche 1 Loans and LC Exposure (after giving effect to any other repayments or prepayments on such day) exceeds the total Tranche 1 Commitments then in effect (including in each case, without limitation, solely as a result of fluctuation in Exchange Rates) and (ii) Tranche 2 Loans on any date on which the Assigned Dollar Value of all outstanding Tranche 2 Loans and LC Exposure (after giving effect to any other repayments or prepayments on such day) exceeds the total Tranche 2 Commitments then in effect (including in each case, without limitation, solely as a result of fluctuation in Exchange Rates), in each case, in the amount of such excess and in the applicable currency; provided, however, that if such excess is solely as a result of fluctuation in Exchange Rates, (i) the Borrower shall not be obligated to pay such amount until four Business Days after notice from the Administrative Agent and (ii) the Borrower shall not be obligated to pay such amount unless such excess is greater than the Dollar Equivalent of an amount equal to 5% of the total Commitments. If, after giving effect to the prepayment of all outstanding Loans pursuant to this Section 2.11(c), the aggregate Assigned Dollar Value of LC Exposure exceeds the total Commitments then in effect, the Borrower shall cash collateralize LC Exposure by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, cash with the Administrative Agent in an amount equal to the difference between the Assigned Dollar Value of such LC Exposure and the total Commitments then in effect. The Administrative Agent shall establish in its name for the benefit of the Lenders a collateral account into which it shall deposit such cash to hold as collateral security for the LC Exposure.

Section 2.12.     Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following the such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and applicable Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. In the absence of manifest error, fees paid shall not be refundable. The Administrative Agent shall use commercially reasonable efforts to provide an invoice in respect of any fees or other amounts payable pursuant to this Section 2.12 (other than pursuant to Section 2.12(b)(ii)) at least two Business Days prior to the date such amounts are payable.

Section 2.13.      Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Term Benchmark Borrowing shall bear interest at (i) in the case of Loans denominated in Dollars, the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate and (ii) in the case of Loans denominated in Euros, the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           The Loans comprising each SONIA Borrowing shall bear interest at Daily Simple SONIA plus the Applicable Rate.

(d)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

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(e)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest to be paid with respect to Loans denominated in (x) Dollars shall be paid in Dollars and (y) in an Alternative Currency shall be in such Alternative Currency.

(f)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR Rate, Term SOFR, Adjusted EURIBOR Rate, EURIBOR Rate, Daily Simple SONIA and SONIA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)           In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

Section 2.14.      Inability to Determine Rates. With respect to any Term Benchmark Loan or SONIA Loan, subject to Section 2.22, if

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that:

(i)            (A) if the Term SOFR Rate or Adjusted EURIBOR Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Term SOFR Rate” or “Adjusted EURIBOR Rate” cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period or (B) if Daily Simple SONIA is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Daily Simple SONIA” cannot be determined pursuant to the definition thereof; or

(ii)           with respect to any such Loan denominated in an Alternative Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or

(b) with respect to any Term Benchmark Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Agreed Currency are not being offered to banks in the applicable offshore interbank market for the applicable Agreed Currency, amount or Interest Period of such Term Benchmark Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

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(c)   the Required Lenders determine that for any reason in connection with any request for such Loan or a conversion thereto or a continuation thereof that (i) if the Term SOFR Rate or Adjusted EURIBOR Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, the Term SOFR Rate or Adjusted EURIBOR Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan during the applicable Interest Period or (ii) if Daily Simple SONIA is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Daily Simple SONIA does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans, and, in the case of (i) or (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each applicable Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term Benchmark Loans or SONIA Loans, as applicable, in each such Agreed Currency, and any right of the Borrower to convert any Loan in each such Agreed Currency (if applicable) to or continue any Loan as a Term Benchmark Loans or SONIA Loan, as applicable, in each such Agreed Currency, shall be suspended (to the extent of the affected Term Benchmark Loans or SONIA Loans or, in the case of Term Benchmark Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (b) or (c), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans or SONIA Loans in each such affected Agreed Currency (to the extent of the affected Term Benchmark Loans or, in the case of Term Benchmark Loans, the affected Interest Periods or SONIA Loans) or, failing that, (I) in the case of any request for an affected Term Benchmark Borrowing in Dollars, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (II) in the case of any request for an affected Term Benchmark Borrowing or SONIA Borrowing in an Alternative Currency, then such request shall be ineffective and (B) any outstanding affected Loans denominated in an Alternative Currency, at the Borrower’s election, shall either (1) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is the earlier of (x) three Business Days after receipt by the Borrower of such notice or (y) with respect to a Term Benchmark Loan, the last day of the current Interest Period, the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.15.      Increased Costs. (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBOR Rate) or Issuing Bank;

(ii)           impose on any Lender or Issuing Bank or the loan interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

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(iii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Alternative Currency into a Borrowing denominated in any other Alternative Currency) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Alternative Currency into a Borrowing denominated in any other Alternative Currency) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.16.      Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR Rate or Adjusted EURIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.17.      Withholding of Taxes; Gross-Up.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2)          in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4)          to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           [Reserved].

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17(including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments and payments of additional amounts made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)            Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.18.     Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in an Alternative Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Payment Office for such currency, in each case on the date when due, in immediately available funds, without set off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices at 388 Greenwich Street, New York, New York or, in the case of a Credit Event denominated in an Alternative Currency, the Administrative Agent’s Payment Office for such currency, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

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(b)           At any time that payments are not required to be applied in the manner required by Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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Section 2.19.     Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially adverse to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes Defaulting Lender, or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

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Section 2.20.     Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.20; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           the Revolving Commitment, Incremental Revolving Commitment, Incremental Term Loan Commitment, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

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(d)           if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed its Commitment;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

(e)           so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

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Section 2.21.     Incremental Facilities. (a) Notwithstanding anything to the contrary in Section 9.02, subject to the terms and conditions set forth herein, the Borrower shall have the right from time to time, to cause an increase in the Commitments of the Lenders by increasing the then-existing Revolving Commitments of the Lenders (an “Incremental Revolving Facility” and the revolving loans thereunder, the “Incremental Revolving Loans”) or, at the Borrower’s option in its sole discretion, establish one or more new term loan facilities (an “Incremental Term Facility” and the commitments with respect thereto, “Incremental Term Commitments”; an Incremental Term Facility, together with the Incremental Revolving Facility, the “Incremental Facilities” and each an “Incremental Facility”) for one or more new term loans (any such additional term loans, the “Incremental Term Loans” and, together with the Incremental Revolving Loans, the “Incremental Loans”) by adding to this Agreement one or more additional banks, financial institutions or other entities that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and, in the case of Incremental Revolving Commitments, each Issuing Bank (each, a “New Lender”) or by allowing one or more existing Lenders to increase their respective Revolving Commitments or provide Incremental Term Commitments and Incremental Term Loans, as applicable; provided that (i) both before and immediately after giving effect to such Incremental Facility, no Default shall have occurred and be continuing on the effective date of such Incremental Facility (such date, the “Incremental Facility Effective Date”), (ii) no Incremental Facility shall be in an amount less than $10,000,000, (iii) the aggregate amount of all Incremental Facilities and Incremental Equivalent Debt shall not exceed the Incremental Cap, (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion), (v) any Incremental Revolving Commitments and Incremental Revolving Loans shall be treated as part of the same Class with the Revolving Commitments and the Revolving Loans, (vi) any Incremental Term Loans shall be treated as a separate Class hereunder, (vii) (y) no Incremental Facility shall mature prior to the Maturity Date in effect on the Incremental Facility Effective Date or the maturity date of any Term Loans then outstanding and (z) no Incremental Term Facility shall have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of any Term Loans outstanding on the Incremental Facility Effective Date and (viii) each Incremental Facility shall have terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and, subject to clause (vii) above, prepayment or redemption provisions, provided that any such Indebtedness that is secured on a pari passu basis with the Liens securing the Secured Obligations may participate in any mandatory prepayment on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) with the Loans) that are substantially identical to or not materially more favorable (when taken as a whole and as reasonably determined by the Borrower) to the lenders or investors providing such Incremental Facility than the existing Loans and/or Revolving Commitments (when taken as a whole) (it being understood that, to the extent that any covenant or other provision is added for the benefit of any such Incremental Facility, no consent shall be required from the Administrative Agent or any of the Lenders if such covenant or provision is either (i) also added for the benefit of the existing credit facilities under this Agreement or (ii) only applicable to periods after the latest maturity date of the existing credit facilities under this Agreement at the time of such incurrence) and if subordinate in right of payment, subject to a subordination agreement or subordination provisions reasonably acceptable to the Administrative Agent and the Borrower.

(b)           (A) Incremental Revolving Facilities shall rank pari passu with the existing Revolving Loans and shall be guaranteed by the Loan Parties and (B) Incremental Term Facilities (i) may rank either pari passu or junior in right of payment with any Class of Loans and Revolving Commitments, (ii) may either be unsecured or secured (on a pari passu or junior basis) by Liens on the Collateral (or Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under any existing Loans substantially concurrently with the incurrence of such Incremental Term Facility) and (iii) may only be guaranteed by the Loan Parties (or Persons that become Loan Parties substantially concurrently with the incurrence of such Incremental Facility).

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(c)           At any time, the Borrower may provide the Administrative Agent with a written request (an “Incremental Request”) for an Incremental Facility pursuant to the terms of this Section 2.21. Each such Incremental Request shall specify (i) the proposed Incremental Facility Effective Date, which date shall be no earlier than five Business Days after receipt by the Administrative Agent of such Incremental Request, (ii) the amount of the requested Incremental Request, (iii) the identity of each New Lender and Lender that has agreed in writing to increase its Revolving Commitment hereunder or provide new Terms Loans as applicable, (iv) whether such Incremental Facility consists of Incremental Revolving Commitments or Incremental Term Loans and (v) the amount of the respective commitments of the then existing Lenders and the New Lenders from and after the Incremental Facility Effective Date. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Person providing such Incremental Facility and delivered to the Administrative Agent on terms agreed to by the Borrower, Administrative Agent and Lenders party thereto. The interest rate, fees and original issue discount for the Incremental Facility will be determined by the Borrower and Persons providing such Incremental Facility. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower in consultation with the Administrative Agent to effect the provisions of this Section 2.21 and, to the extent practicable, to make an Incremental Loan fungible (including for Tax purposes) with other Loans to the extent practicable. Without limiting the foregoing, an Incremental Amendment may (i) extend or add “call protection” to any existing tranche of Term Loans, and (ii) amend the schedule of amortization payments relating to any existing tranche of Term Loans, (provided, that any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Amendment), in the case of each clause (i) and (ii), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Loans evidenced thereby. This Section 2.21 shall supersede any provisions in Section 2.15 with respect to pro rata treatment and Section 9.02 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(d)          On any Incremental Facility Effective Date (i) in respect of Incremental Revolving Commitments, the Incremental Revolving Lenders shall purchase and assume (without recourse or warranty) from the existing Lenders (A) Revolving Loans, to the extent that there are any Revolving Loans then outstanding, and (B) undivided participation interests in any outstanding LC Exposure to the extent necessary to ensure that after giving effect to the Incremental Revolving Facility, each Lender has outstanding Revolving Loans and participation interests in outstanding LC Exposure equal to its Applicable Percentage and (ii) in respect of Incremental Term Commitments, each Lender with an Incremental Term Commitment shall make to the Borrower Incremental Term Loans in an amount equal to such Lender’s Incremental Term Commitment (or in the case of any delayed-draw Incremental Term Facility, the Borrower shall have an Incremental Term Commitment in the amount set forth in the Incremental Amendment). Each Lender shall make any payment required to be made by it pursuant to the preceding sentence via wire transfer to the Administrative Agent on the Incremental Facility Effective Date. Each existing Lender (i) shall be automatically deemed to have assigned any outstanding Revolving Loans on the Incremental Facility Effective Date and (ii) agrees to take any further steps reasonably requested by the Administrative Agent, in each case to the extent deemed necessary by the Administrative Agent to effectuate the provisions of the preceding sentences. If, on such Incremental Facility Effective Date, any Revolving Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of such outstanding Revolving Loans to effectuate the provisions of this Section 2.21(d).

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(e)            Each Incremental Facility shall become effective on its Incremental Facility Effective Date and upon such effectiveness: (i) the Administrative Agent shall record in the register each then New Lender’s information as provided in the applicable Incremental Request and pursuant to an administrative questionnaire that shall be executed and delivered by each New Lender to the Administrative Agent on or before such Incremental Facility Effective Date, (ii) Schedule 2.01A hereof shall be amended and restated to set forth all Lenders (including any New Lenders) that will be Lenders hereunder and the Revolving Commitments and outstanding Incremental Term Loans of each Lender, in each case, after giving effect to such Incremental Facility (or Incremental Term Commitment if applicable) (which amended and restated Schedule 2.01A shall be set forth in Annex I to the applicable Incremental Request) and the Administrative Agent shall distribute to each Lender (including each New Lender) a copy of such amended and restated Schedule 2.01A, and (iii) each New Lender identified on the Incremental Request for such Incremental Facility shall be a “Lender” for all purposes under this Agreement.

(f)            As a condition precedent to any Incremental Facility, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Incremental Facility Effective Date signed by a Responsible Officer of the Borrower certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Incremental Facility and certifying that, before and after giving effect to such Incremental Facility, (i) the representations and warranties contained in Article III made by it are true and correct on and as of the Incremental Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date (other than, in the case of a Limited Condition Transaction, in which case, if agreed between the lenders providing such Incremental Facility to the Borrower, such representations and warranties shall be limited to customary “specified representations” and customary “specified acquisition agreement representations”) and (ii) no Default shall have occurred and be continuing on the Incremental Facility Effective Date (other than with respect to a Incremental Facility established to finance a Limited Condition Transaction (which shall be limited to no Event of Default under Section 7.01(a), (b), (h) or (i) on the date such Incremental Facility is effective)).

Section 2.22.     Benchmark Replacement Setting.

(a)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.22(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term SOFR or EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and(ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending request for Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans, or a SONIA Borrowing of, conversion to or continuation of SONIA Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Agreed Currency and, failing that, (A) in the case of any request for any affected Term Benchmark Borrowing in Dollars, if applicable, the Borrower will be deemed to have converted any such request into a request for an ABR Borrowing or conversion to ABR Loans in the amount specified therein and (B) in the case of any request for any affected Term Benchmark Borrowing or SONIA Borrowing, in each case, in an Alternative Currency, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Term Benchmark Loans denominated in Dollars, if applicable, will be deemed to have been converted into ABR Loans immediately and (B) any outstanding affected Term Benchmark Loans or SONIA Loans, in each case, denominated in an Alternative Currency, at the Borrower’s election, shall either (I) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period or (II) be prepaid in full immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period; provided that, with respect to any SONIA Loan, if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (I) above; provided, further that, with respect to any Term Benchmark Loan, if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

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Section 2.23.     [Reserved].

Section 2.24.     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SONIA, Daily Simple SONIA, Term SOFR Rate, Term SOFR, Adjusted EURIBOR Rate or EURIBOR or to determine or charge interest based upon SONIA, Daily Simple SONIA, Term SOFR Rate, Term SOFR, Adjusted EURIBOR Rate or EURIBOR, or, with respect to any Term Benchmark Loan, any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any applicable Agreed Currency in the applicable offshore interbank market for the applicable Agreed Currency, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SONIA Loans or Term Benchmark Loans, as applicable, and any right of the Borrower to continue SONIA Loans or Term Benchmark Loans, as applicable, in the affected Agreed Currency or Agreed Currencies shall be suspended, and (b) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SONIA Loans or Term Benchmark Loans denominated in an affected Agreed Currency to ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency, if applicable) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), (A) with respect to SONIA Loans, on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such SONIA Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SONIA Loans to such day or (B) with respect to Term Benchmark Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term Benchmark Loans, to such day, or immediately, if any Lender may not lawfully continue to maintain such Term Benchmark Loans, as applicable, to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.25.     [Reserved].

Section 2.26.      Refinancing Amendments.

(a)          At any time after the Effective Date, the Borrower may obtain, from any Lender or any New Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Revolving Loans, unused Revolving Commitments or Incremental Term Loans under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Revolving Loans, Other Revolving Commitments or Other Term Loans) in the form of Other Revolving Loans, Other Revolving Commitments and Other Term Loans; provided that (i) such Credit Agreement Refinancing Indebtedness will have such pricing (including interest, fees and premiums) and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof and (ii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of the Indebtedness being so refinanced or replaced, as the case may be. Each such prepayment shall be applied ratably to the Indebtedness being so refinanced or replaced (including, for the avoidance of doubt, ratably across Tranches included therein).

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(b)           Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.26 shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(c)           Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments, but no Issuing Bank shall be required to issue any Letters of Credit or swingline loans thereunder (and, subject to the last sentence of Section 2.26(d), no previously issued Letters of Credit shall be deemed to be issued thereunder) without its consent.

(d)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Revolving Commitments subject thereto as Other Revolving Loans and Other Revolving Commitments, as applicable). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower in consultation with the Administrative Agent, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(e)           Notwithstanding anything to the contrary, this Section 2.26 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Article III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01.     Corporate Status. The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company or other entity in good standing under the laws of the jurisdiction of its organization (or the equivalent thereof in the case of foreign Restricted Subsidiaries), (ii) has the requisite power and authority to own its property and assets and to carry on its business as presently conducted and (iii) is duly qualified and is authorized to do business and is in good standing (where relevant) in each jurisdiction where such qualification, authorization or good standing is required, except (1) for such failure to be so qualified, authorized or in good standing which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (2) as a result of any transaction expressly permitted under Section 6.03 hereof.

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Section 3.02.     Corporate Power and Authority. Each Loan Party has the applicable power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary corporate or other appropriate action to authorize the execution, delivery and performance by it of each of such Loan Document. As of the Effective Date, each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 3.03.     No Violation. Neither the execution, delivery or performance by any Loan Party of the Loan Documents, nor compliance by such Loan Party with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any provision of any Requirement of Law applicable to such Loan Party, (ii) will conflict with or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any material Contractual Obligation to which the Borrower or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, (iii) will violate any provision of any organizational document of such Loan Party or (iv) require any approval of stockholders or any approval or consent of any Person (other than a Governmental Authority) that has not been obtained on or prior to the Effective Date, except in the case of clauses (i), (ii) and (iv) those that could not reasonably be expected to have a Material Adverse Effect.

Section 3.04.    Governmental and Other Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Effective Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Loan Document in any material respects, (ii) the legality, validity, binding effect or enforceability of any such Loan Document in any material respects, (iii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iv) the perfection or maintenance of the Liens created under the Collateral Documents, except, in the cases of clauses (iii) and (iv), for (A) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties consisting of UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and fixture filings in the appropriate real property records for the properties listed on Schedule 1.01, as applicable (but not mortgages), (B) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (C) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents, (D) the Perfection Exceptions, and (E) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05.      Financial Statements; Financial Condition; Projections, etc.

(a)           Financial Statements. The balance sheet of the Borrower at December 31, 2024 and at March 31, 2025, June 30, 2025 and September 30, 2025 and the statements of income, cash flows and shareholders’ equity of the Borrower for the fiscal year ended December 31, 2024 and for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, or other period ended on such dates, as the case may be, fairly present in all material respects the financial condition and results of operation and cash flows of Borrower and its consolidated subsidiaries as of such dates and for such periods. Copies of such statements have been furnished to the Lenders prior to the Effective Date and have been audited or reviewed, as the case may be, by Deloitte & Touche LLP, independent certified public accountants, who expressed an unqualified opinion in respect to such statements for the fiscal year ended December 31, 2024.

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(b)           Solvency. On and as of the Effective Date, after giving effect to this Agreement and to all Indebtedness (including the Loans) being incurred (and the use of proceeds thereof) by the Borrower and its Restricted Subsidiaries in connection with the transactions contemplated hereby, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

(c)           [Reserved].

(d)           [Reserved].

(e)            No Material Adverse Change. As of the Effective Date there has been no material adverse change in the business, financial condition, assets or properties of the Borrower and its Restricted Subsidiaries taken as a whole since December 31, 2024 based on the financial statements delivered pursuant to Section 5.01(a).

Section 3.06.     Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries (i) with respect to any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if determined adversely, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.07.      Disclosure. (a) All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to any Lender (including, without limitation, all information contained in the Loan Documents) (other than the financial projections and other forward-looking information or information of a general economic or industry nature) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein are and will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(b)           As of the Effective Date, the information included in each Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.08.      Use of Proceeds; Margin Regulations.

(a)            Loan Proceeds.

(i)            All proceeds of the Tranche 1 Loans incurred hereunder shall be used for Tranche 1 Permitted Purposes.

(ii)           All proceeds of the Tranche 2 Loans incurred hereunder shall be used for (A) Tranche 1 Permitted Purposes and (B) to finance Investments, Acquisitions and Restricted Payments.

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(b)           Margin Stock. No Loan Party is or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by FRB), as in effect from time to time, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock, in violation of Regulation U or for any purpose that would violate the provisions of Regulation X.

Section 3.09.      Tax Returns and Payments. The Borrower and each of the its Restricted Subsidiaries have filed or caused to be filed all federal, state, and other tax returns and reports which are required to be filed, except where failure to file any such returns would not reasonably be expected to have a Material Adverse Effect, and have paid or caused to be paid all federal, state, and other taxes due and payable and any assessments made against them or any of their respective material properties and all other material taxes, fees or other charges imposed on them or any of their respective properties by any Governmental Authority (other than those the amount or validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any such Restricted Subsidiary, as the case may be), except where failure to take any such action could not reasonably be expected to have a Material Adverse Effect.

Section 3.10.      ERISA.

(a)           Except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) each Plan has been operated and administered in a manner compliant with the applicable provisions of ERISA and the Code; (ii) no reportable event (within the meaning of Section 4043(c) of ERISA) which could reasonably be expected to result in the termination of any Plan has occurred with respect to a Plan (other than a reportable event for which the 30 day notice requirement to the PBGC has been waived); (iii) to the best knowledge of the Borrower, no Multiemployer Plan is in “endangered status,” “critical status” or insolvent, within the meaning of Title IV of ERISA; (iv) neither the Borrower nor any of its Restricted Subsidiaries nor any ERISA Affiliate has incurred any liability to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; (v) no proceedings have been instituted to terminate any Plan; (vi) using actuarial assumptions and computation methods consistent with subpart 1 of Subtitle E of Title IV of ERISA, neither the Borrower nor any Restricted Subsidiary nor ERISA Affiliate would not have any liability to any Multiemployer Plan in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ending prior to the date of any making of any Loan or the issuance of any Letter of Credit; (vii) no Lien imposed under the Code or ERISA on the assets of the Borrower or any Restricted Subsidiary or any ERISA Affiliate exists or is likely to arise on account of any Plan; and (viii) neither the Borrower nor any Restricted Subsidiary maintains or contributes to or has any liability with respect to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA).

(b)           (i) Each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan, except for such failures that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect; (ii) each Foreign Pension Plan that is required by applicable law to be funded in a trust or other funding vehicle is in material compliance with applicable law regarding funding requirements, except for such failures that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect; (iii) all material contributions required to have been made by the Borrower or any Restricted Subsidiary to any Foreign Pension Plan, except for such failures that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect have been made within the time required by law or by the terms of such Foreign Pension Plan; and (iv) to the knowledge of the Borrower or its Restricted Subsidiaries, no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which the Borrower or its Restricted Subsidiaries taken as a whole could have any liability, except for such actions or proceedings that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

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Section 3.11.     Ownership of Property. The Borrower and each of its Restricted Subsidiaries has good and marketable title or, with respect to real property, valid fee simple title (or in each case, the relevant foreign equivalent, if any) to, or a subsisting leasehold interest in, or a valid contractual agreement or other valid right to use, all such Person’s material real property, and good title (or relevant foreign equivalent) to, a valid leasehold interest in, or valid contractual rights or other valid right to (or an agreement for the acquisition of same) use all such Person’s other material property (but excluding Intellectual Property, which is addressed in Section 3.15), and, in each case, none of such property is subject to any Lien other than Liens permitted by Section 6.02.

Section 3.12.     Compliance With Law, etc. Neither the Borrower nor any of its Restricted Subsidiaries is in violation of any Requirement of Law the consequences of which violation, either individually or in the aggregate, would have a Material Adverse Effect.

Section 3.13.     Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.14.     Environmental Matters. (i) The operations of and the real property owned or operated by the Borrower and each of its Restricted Subsidiaries are in compliance with all applicable Environmental Laws except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) the Borrower and each of its Restricted Subsidiaries has obtained all Environmental Permits required under their current operations, and all such Environmental Permits are in good standing and the Borrower and its Restricted Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except where failure to so obtain, maintain or comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) neither the Borrower nor any of its Restricted Subsidiaries nor any of their present or, to the knowledge of the Borrower, past properties or operations (whether owned or leased) is subject to: (A) any Environmental Claim or other written claim, request for information, judgment, order, decree or agreement from or with any Governmental Authority or private party related to any material violation of or material non-compliance with Environmental Laws or Environmental Permits to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect, (B) any pending or, to the knowledge of the Borrower, threatened judicial or administrative proceeding, action, suit or investigation related to any Environmental Laws or Environmental Permits which could reasonably be expected to have a Material Adverse Effect, (C) any Remedial Action which if not taken could reasonably be expected to have a Material Adverse Effect or (D) any liabilities, obligations or costs arising from the Release or substantial threat of a material Release of Hazardous Materials into the environment where such Release or substantial threat of a material Release could reasonably be expected to have a Material Adverse Effect; (iv) neither the Borrower nor any of its Restricted Subsidiaries has received any written notice or claim to the effect that the Borrower or any of its Restricted Subsidiaries is or may be liable to any Person as a result of the Release or substantial threat of a material Release of Hazardous Materials into the environment, which notice or claim could reasonably be expected to result in a Material Adverse Effect, and (v) no Environmental Lien has attached to any property (whether owned or leased) of the Borrower or of any of its Restricted Subsidiaries which could, if determined adversely to Borrower or any of its Restricted Subsidiaries, reasonably be expected to have a Material Adverse Effect, nor to the knowledge of the borrower are there any facts or circumstances currently known to the Borrower or any of its Restricted Subsidiaries that may reasonably be expected to give rise to such an Environmental Lien.

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Section 3.15.     Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns or holds licenses to or under all of the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, and all other intellectual property rights, including intellectual property rights in proprietary information, computer programs and databases (collectively, “Intellectual Property”) used in or reasonably necessary for the operation of their businesses, free and clear of all Liens, except Liens arising under Section 6.02(a) or Permitted Encumbrances, except where the failure to own or hold licenses to or under such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries is party to any existing (or is subject to any threatened) claim by any Person contesting the validity, enforceability, use or ownership of any Intellectual Property which could reasonably be expected to have a Material Adverse Effect. The conduct of their businesses by Borrower and its Restricted Subsidiaries does not infringe or otherwise violate any Intellectual Property rights of any other Person, except for infringements or violations that could not reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries take all commercially reasonable actions to maintain and protect the integrity, continuous operation and security of the software, systems, websites and other information technology assets and equipment used in their businesses, except for any failures to do so that could not reasonably be expected to have Material Adverse Effect.

Section 3.16.      Anti-Terrorism Laws; Sanctions.

(a)           Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates is in violation of any applicable laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, or, in any material respect, applicable Sanctions.

(b)           Neither Borrower nor any of its Restricted Subsidiaries, nor to the actual knowledge of the Borrower, any Affiliate, broker or other agent of Borrower, in each case that is acting or benefiting in any capacity in connection with any Loans hereunder, is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person 50% or more owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)           a person that is designated as a “specially designated national and blocked person” on the most current list as published by the U.S. Treasury Department Office of Foreign Assets Control; or

(vi)          is otherwise a Sanctioned Person.

(c)           The Borrower and its Restricted Subsidiaries have implemented and maintain in effect or are subject to policies and procedures reasonably designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.

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Section 3.17.     Foreign Corrupt Practices Act. In the past five years, none of the Borrower, any of the Restricted Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, or other person authorized to act on behalf of the Borrower or any of the Restricted Subsidiaries, has (i) used any corporate funds for any material and unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect material and unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) materially violated or is in a material violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); or (iv) made any material and unlawful bribe, rebate, payoff, influence payment, kickback or other illegal payment. The Borrower and its Restricted Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.

Section 3.18.     Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.19.    Perfection, Etc.. Subject to Section 3.04 and the Perfection Exceptions, each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic bankruptcy, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded, as applicable, in the United States Copyright Office, the United States Patent and Trademark Office or the appropriate real property records with respect to each property listed on Schedule 1.01 and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens (subject to any Liens permitted hereunder) so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the Loan Parties in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Article IV

Conditions

Section 4.01.      Effective Date. Subject, in each case, to Section 5.09, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of each of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

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(b)           The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kirkland & Ellis LLP, special counsel for the Loan Parties with respect to matters of New York law and certain aspects of Delaware and Texas law, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (i) that the representations and warranties contained in Article III and in each other Loan Document are true and correct in all material respects on and as of the Effective Date, except to the extent (x) such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (y) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods and (ii) that no Default or Event of Default exists on or immediately after the Effective Date.

(e)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one business day prior to the Effective Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)            The Administrative Agent shall have received the audited financial statements of the Borrower referred to in Section 3.05(a) and the unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant Section 3.05(a).

(g)          (i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(h)           The Credit Agreement, dated as of May 20, 2022, among the Borrower, the lenders parties thereto and Citibank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified, the “Existing Credit Agreement”) shall have been terminated substantially concurrently with the Effective Date on terms and conditions reasonably satisfactory to the Administrative Agent. In connection therewith, each Lender party to the Existing Credit Agreement hereby waives any amounts that would be owing to such Lender pursuant to Section 2.16 of the Existing Credit Agreement as a result of the repayment of loans thereunder on the Effective Date.

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(i)            All governmental and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect.

(j)            The Collateral and Guarantee Requirement (other than in accordance with Section 5.09) shall have been satisfied.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02.     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in this Agreement (other than Section 3.05(e) and Section 3.06(ii)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent (i) such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Article V

Affirmative Covenants

Until the Commitments have expired or been terminated and the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) shall have been paid in full and all Letters of Credit shall have expired or terminated (other than those for which accommodations acceptable to the applicable Issuing Bank have been made), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01.     Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender (or, in the case of clause (e)(iii) below, will furnish directly to the applicable Lender):

(a)           as soon as available, but in any event within 90 days (or in the event that a request for an extension of the required filing date for the Form 10-K with the SEC of any Person whose consolidated financial statements include the financial results of the Borrower has been timely filed, the last day of such requested extension period, but in no event later than 105 days) after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2025), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b)           as soon as available, but in any event not later than 45 days (or in the event that a request for an extension of the required filing date for the Form 10-Q with the SEC of any Person whose consolidated financial statements include the financial results of the Borrower has been timely filed, the last day of such requested extension period, but in no event later than 55 days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2026), its consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows (in each case, in such condensed form as permitted under the Exchange Act for filing of such financial statements with the SEC) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.08(a) and (b) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Huntsman Corporation or any subsidiary of Huntsman Corporation with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Huntsman Corporation to its shareholders generally, as the case may be;

(e)           promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (iii) information and documentation reasonably requested by any Lender for purposes of compliance the Beneficial Ownership Regulation; and

(f)           not later than five Business Days after any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer (i) certifying as to whether a Default (other than any Default previously disclosed pursuant to Section 5.02(a)) has occurred and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.08(a) and (b) as of the end of the applicable Measurement Period.

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Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent). The Administrative Agent shall have no obligation to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 5.02.     Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default; and

(b)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.     Maintenance of Existence. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, registrations, permits, privileges and franchises material to its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; provided, further that neither the Borrower nor any Restricted Subsidiary shall be required to preserve any such rights, licenses, permits, privileges, franchises if a Responsible Officer of the Borrower should reasonably determine that the preservation thereof is no longer desirable in the conduct of the Borrower’s or such Restricted Subsidiary’s business and such failure to so preserve is not materially adverse to the Lenders.

Section 5.04.     Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.     Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) except to the extent that the failure to do so could not reasonably be expected to result in Material Adverse Effect, keep and maintain all property material to the conduct of its business in good working order and condition, in accordance with industry standards, and (b) maintain, with IRIC or other financially sound and reputable insurance companies or with self-insurance, insurance in such amounts and against such material risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Subject to Section 5.09, the Borrower shall use commercially reasonable efforts to ensure that at all times the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by the Borrower and each Guarantor, and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Borrower and each Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (i) all proceeds from insurance policies shall be paid to the Borrower or the applicable Guarantor, (ii) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries, and (iii) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

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Section 5.06.      Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or Collateral Agent (or, if any Default has occurred and is continuing, any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that (a) the Administrative Agent and, as applicable, any Lenders shall use their commercially reasonable efforts to coordinate any such visit or inspection to minimize any interruption to the day-to-day operations of the Borrower and its Restricted Subsidiaries; and (b) so long as no Event of Default has occurred and is continuing, the Administrative Agent and its designated representatives shall not be reimbursed for more than one visit and inspection per calendar year.

Section 5.07.     Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce or be subject to policies and procedures reasonably designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.08.      Environmental Laws.

(a)           The Borrower shall, and shall cause each of its Restricted Subsidiaries, in the exercise of its reasonable business judgment, to take prompt and appropriate action to respond to any material non-compliance with Environmental Laws or Environmental Permits or to any material Release or a substantial threat of a material Release of Hazardous Materials, in each case for which the Borrower or any of its Restricted Subsidiaries is, or would reasonably be expected to be, liable and which could reasonably be expected to have a Material Adverse Effect, and upon reasonable written request from the Administrative Agent, shall report to the Administrative Agent on such response. Without limiting the generality of the foregoing, whenever the Administrative Agent or any Lender has a reasonable basis to believe that the Borrower is not in material compliance with Environmental Laws or Environmental Permits or that any current property of the Borrower or its Restricted Subsidiaries, or any property not currently owned, operated or leased by the Borrower or its Restricted Subsidiaries to which Hazardous Materials generated by the Borrower or its Restricted Subsidiaries have come to be located (“Offsite Property”) has or may become contaminated or subject to an order or decree such that any non-compliance, contamination or order or decree could reasonably be expected to have a Material Adverse Effect, then, to the extent the Borrower has the legal right to do so, the Borrower agrees to, at the Administrative Agent’s reasonable written request and the Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to the Administrative Agent to conduct a non-invasive assessment and, if reasonably recommended by such engineer, invasive tests of the site where the alleged or actual non-compliance or contamination has occurred (the scope of which assessment or tests shall be limited to the alleged or actual non-compliance or contamination) and prepare and deliver to the Administrative Agent, the Lenders and the Borrower a report(s) reasonably acceptable to the Administrative Agent setting forth the results of such assessment or tests, the Borrower’s proposed plan and schedule for responding to any environmental problems described therein that could reasonably be expected to have a Material Adverse Effect (to the extent Borrower is required under Environmental Law to respond to such environmental problems), and the Borrower’s estimate of the costs thereof, and cause such independent environmental engineer to provide the Administrative Agent, the Lenders and the Borrower a supplemental report(s) of such engineer whenever the scope of the environmental problems or the Borrower’s response thereto or the estimated costs thereof, shall materially change. Notwithstanding the above, the Borrower shall not be obligated (other than as required by applicable Environmental Law) to undertake any assessment, tests or remediation at any Offsite Property (a) that is not currently owned or operated by the Borrower or any of its Restricted Subsidiaries or (b) where Hazardous Materials generated by persons other than the Borrower or any of its Restricted Subsidiaries have also come to be located.

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(b)          The Borrower shall defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, the Administrative Agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law resulting from the operations of the Borrower, any of its Restricted Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, costs arising from any Remedial Actions, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence, bad faith or willful misconduct of the party seeking indemnification therefor. The agreements in this Section 5.08(b) shall survive repayment of the Loans and all other Obligations.

Section 5.09.      Post-Closing Obligations. Within the time periods specified on Schedule 5.09 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 5.09 hereto.

Section 5.10.     Additional Guarantors. If the Borrower acquires or forms any Domestic Subsidiary (other than an Excluded Subsidiary) or if any Excluded Subsidiary ceases to be an Excluded Subsidiary, then within 60 days of such acquisition or formation (or such Subsidiary ceasing to constitute an Excluded Subsidiary) as such time period may be extended by the Administrative Agent, in its reasonable discretion, unless such Subsidiary is already a Guarantor, the Borrower shall cause such Subsidiary to execute a customary joinder to the Guaranty to become a Guarantor.

Section 5.11.     Covenant to Guarantee Obligations and Give Security.

(a)           Subject to the Perfection Exceptions, upon any Subsidiary becoming a Guarantor and upon the acquisition of any property (other than Excluded Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents or other Loan Documents), the Borrower shall, at the Borrower’s expense:

(i)            in connection with any such Subsidiary becoming a Guarantor (A) cause each such Subsidiary to duly execute and deliver to the Collateral Agent a joinder or supplement to the Security Agreement or other applicable Collateral Documents (if any) and (B) (if not already so delivered) deliver certificates representing the Pledged Interests of each such Subsidiary (if any) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt owing to such Subsidiary indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement and such customary legal opinions as may be reasonably requested by the Administrative Agent; provided that any Excluded Property shall not be required to be pledged as Collateral;

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(ii)            in connection with any such Subsidiary becoming a Guarantor or within 60 days after such property is acquired by a Loan Party (or such longer period, as the Collateral Agent may agree in its reasonable discretion) duly execute and deliver, to the Collateral Agent one or more Security Agreement Supplements and Intellectual Property Security Agreements or Intellectual Property Security Agreement Supplements, as applicable, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent, to the extent applicable, with the Security Agreement and the other Collateral Documents (and Section 5.12)), securing payment of all the Secured Obligations of the applicable Loan Party under the Loan Documents and establishing Liens on all applicable property; provided that such property shall not be required to be pledged as Collateral, and no Security Agreement Supplements, Intellectual Property Security Agreements or Intellectual Property Security Agreement Supplements shall be required to be delivered in respect thereof, to the extent that any such property constitutes Excluded Property;

(iii)          in connection with any such Subsidiary becoming a Guarantor or within 60 days after such property (other than Excluded Property) is acquired by a Loan Party (or such longer period, as the Collateral Agent may agree in its reasonable discretion) take, and cause each applicable Loan Party to take, whatever action, the filing of UCC financing statements, the giving of notices and delivery of stock and membership interest certificates or foreign equivalents representing the applicable Equity Interests, as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it), subject to Section 3.04, valid and subsisting Liens on the properties purported to be subject to the Security Agreement or Security Agreement Supplements or supplements to other Collateral Documents delivered pursuant to this Section 5.11(a), in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms;

(iv)          in connection with any such Subsidiary becoming a Guarantor or within 60 days after such property is acquired by a Loan Party (or such longer period, as the Collateral Agent may agree in its reasonable discretion) file, register or record or deliver to the Administrative Agent for filing, registration or recording fixture filings with respect to any property constituting a manufacturing facility that contains personal property exceeding an aggregate fair market value of $150,000,000 (as reasonably determined by the Borrower) and does not constitute “Principal Property” (as defined in the Indentures as of the date hereof); and

(v)           within 60 days after the request of the Administrative Agent, (or such longer period as the Administrative Agent may agree in its reasonable discretion) deliver to the Administrative Agent organizational documents and resolutions reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request with respect to matters in the foregoing clauses (i) through (iv).

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(b)           Within 60 days (or such longer period as the Administrative Agent may agree in its sole discretion) after a Collateral Reinstatement Trigger Date, the Borrower shall, and shall cause each Guarantor to, at the Borrower’s expense:

(i)            execute and deliver to the Administrative Agent and the Collateral Agent (A) the Security Agreement and other applicable Collateral Documents (if any) and (B) (if not already so delivered) certificates representing the Pledged Interests of each Guarantor (if any) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt owing to any Loan Party indorsed in blank to the Collateral Agent; provided that any Excluded Property shall not be required to be pledged as Collateral;

(ii)            take, and cause each applicable Loan Party to take, whatever action as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it), subject to Section 3.04, valid and subsisting Liens, on the same terms, and perfected to the same extent (but in each case, not greater), as the Collateral immediately prior to the most recent Investment Grade Date, on the properties purported to be subject to the Security Agreement or Security Agreement Supplements or supplements to other Collateral Documents delivered pursuant to this Section 5.11(b), in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms; and

(iii)          deliver to the Administrative Agent organizational documents, resolutions and customary legal opinions, in each case, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request with respect to matters in the foregoing clauses (i) and (ii).

Section 5.12.      Further Assurances. Promptly upon reasonable request by the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, and subject to the limitations described in 5.11 and the Perfection Exceptions, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents. Notwithstanding anything to the contrary herein, neither the Borrower nor any Loan Party shall be required to take steps that constitute Perfection Exceptions.

Section 5.13.     Unrestricted Subsidiaries. The Borrower may at any time after the Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and upon giving effect to such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation on a Pro Forma Basis, the Borrower shall be in compliance with the Total Net Leverage Ratio required by Section 6.08(a) and the Fixed Charge Coverage Ratio required by Section 6.08(b), in each case as in effect on such date as of the end of the most recently ended Measurement Period, (c) in no event shall the Borrower be an Unrestricted Subsidiary and (d) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Restricted Subsidiary (x) owns or (y) holds an exclusive license or exclusive sublicense to, in each case of clause (x) or (y), any Material Intellectual Property (other than an exclusive license or an exclusive sublicense for a specific country or a specified field of use, in each case, that is not material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and where the Borrower or another Restricted Subsidiary does not exclusively license or exclusively sublicense to other Unrestricted Subsidiary(ies) all other worldwide rights with respect thereto). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower (or the applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the fair market value of the Borrower’s or such Restricted Subsidiary’s, as applicable, Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time, (y) a return on any Investment by the Borrower or the applicable Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or such Restricted Subsidiary’s, as applicable, Investment in such Subsidiary, and (z) the formation or acquisition of a Restricted Subsidiary for purposes of Section 5.11.

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Section 5.14.     Principal Property. The Borrower shall, at all times after the Effective Date, exclude from “Principal Property” (as defined in the Indentures as of the date hereof) any property, plant and equipment comprising a manufacturing facility owned by the Borrower or a Restricted Subsidiary (as defined in the Indentures as of the date hereof) with a net book value equal to or less than 5.0% of the Consolidated Net Tangible Assets of the Borrower.

Article VI

Negative Covenants

Until the Commitments have expired or terminated and the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have been paid in full and all Letters of Credit have expired or terminated (other than those for which accommodations acceptable to the applicable Issuing Bank have been made), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01.      Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 and amendments, extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(c)          Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (provided, that any Indebtedness owed by a Loan Party to any Restricted Subsidiary that is a not a Loan Party shall be subordinated to the Obligations pursuant to the Global Intercompany Note or on terms and conditions otherwise reasonably satisfactory to the Administrative Agent);

(d)           Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary;

(e)          Capital Lease Obligations and other Indebtedness incurred to finance the purchase price or improvement cost incurred or assumed in connection with the acquisition, construction or improvement of fixed capital or capital assets and any amendments, extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

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(f)            Indebtedness of the Borrower or any Restricted Subsidiary under Swap Contracts so long as management of the Borrower has determined that entering into any such Swap Contract constitutes bona fide hedging activities;

(g)           Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(h)           Indebtedness (including intraday cash management lines relating thereto) relating to Cash Management Services entered into in the ordinary course of business;

(i)             Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees, standby and documentary letters of credit and similar obligations, in each case provided in the ordinary course of business, including, without limitation, those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(j)            (i) Receivables Facility Attributed Indebtedness and (ii) intercompany indebtedness of a special purpose securitization entity, receivables or similar financing entity owed to the Borrower or its participating subsidiaries in an aggregate principal amount not to exceed the greater of (x) $350,000,000 and (y) 75% of Consolidated EBITDA outstanding at any one time;

(k)           Indebtedness incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(l)            unsecured Indebtedness so long as immediately after giving Pro Forma Effect thereto and the use of proceeds thereof, the Fixed Charge Coverage Ratio is not less than 2.50 to 1.00;

(m)           Incremental Equivalent Debt in an amount at any time outstanding not to exceed the Incremental Cap;

(n)           Indebtedness of Restricted Subsidiaries that are not Loan Parties in an amount not to exceed the greater of (x) $150,000,000 and (y) 35% of Consolidated EBITDA outstanding at any one time;

(o)           (i) Indebtedness of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed after the Effective Date by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in a transaction permitted hereunder; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired, (B) the Borrower shall be in compliance with the covenants in Section 6.08(a) and (b) on a Pro Forma Basis and (C) no Event of Default shall have occurred and be continuing or would immediately result therefrom, and (ii) any amendments, extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

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(p)          Indebtedness of, or incurred on behalf of, Joint Ventures that are Restricted Subsidiaries in an amount not to exceed the greater of (x) $150,000,000 and (y) 35% of Consolidated EBITDA outstanding at any one time;

(q)           Indebtedness of the Borrower or any Restricted Subsidiary arising from any agreement in the form of purchase price adjustments, earn-outs, non-competition agreements, indemnification obligations or other arrangements representing consideration or deferred payments of a similar nature incurred in connection with any transaction permitted hereunder, and Indebtedness arising from Guarantees or similar obligations securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such arrangement;

(r)            Indebtedness owed to current or former officers, directors or employees of the Borrower or any Restricted Subsidiary (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) to finance the purchase or redemption of Equity Interests in the Borrower permitted by Section 6.04; and

(s)           Indebtedness not permitted by clauses (a) through (r) so long as the aggregate principal amount of such Indebtedness does not at any time outstanding exceed the greater of (x) $200,000,000 and (y) 50% of Consolidated EBITDA.

Notwithstanding anything to the contrary in this Agreement, the Borrower will not permit any Restricted Subsidiary that is not a Loan Party to issue any Preferred Equity Interests except to the extent such Preferred Equity Interests (i) would be permitted to be issued if such Preferred Equity Interests were treated as Indebtedness for purposes of Sections 6.01(l), 6.01(n) or 6.01(s) or (ii) are issued to and held by the Borrower or any other Restricted Subsidiary. For purposes of this section, (x) the value of any Preferred Equity Interests will be deemed to be equal to the liquidation preference of such Preferred Equity Interests (determined on a consolidated basis in accordance with GAAP) and (y) the accrual of interest or dividends, and the payment of dividends or interest on any Preferred Equity Interests in the form of additional Preferred Equity Interests shall not be treated as an incurrence of additional Indebtedness.

Section 6.02.      Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)           Liens created pursuant to any Loan Documents (including Liens securing the Secured Obligations);

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than accessions, improvements and replacements in respect of such property, subject to such original lien and the proceeds or products thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

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(d)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition (or merging or consolidating with or into a Restricted Subsidiary) or such Person becoming a Restricted Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than accessions, improvements and replacements in respect of such property, subject to such original lien and the proceeds or products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or such merger or consolidation), as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(e)           Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is permitted hereby);

(f)           Liens in favor of the Borrower or any of its Restricted Subsidiaries securing intercompany Indebtedness among the Borrower and its Restricted Subsidiaries permitted to be incurred in accordance with Section 6.01;

(g)          Liens on unearned insurance premiums securing Indebtedness incurred by Borrower and/or its Restricted Subsidiaries to finance such insurance premiums in a principal amount not to exceed at any time the amount of such insurance premiums to be paid by Borrower and/or its Restricted Subsidiaries for a five year period;

(h)          Liens on Receivables Facility Assets transferred, directly or indirectly, (a) to a special purpose securitization entity, receivables or similar financing entity or (b) by a special purpose securitization entity, receivables or similar financing entity to the purchasers of such Receivables Facility Assets (and the filing of financing statements in connection therewith) pursuant to an Accounts Receivables Securitization, in each case, securing Indebtedness incurred pursuant to Section 6.01(j);

(i)            Liens on cash and Cash Equivalents in an aggregate amount not to exceed $50,000,000 securing obligations in respect of any Indebtedness permitted under Section 6.01(f) or Section 6.01(h);

(j)            Liens securing Incremental Equivalent Debt;

(k)           Liens on assets of non-Loan Party Restricted Subsidiaries securing Indebtedness or other Obligations of such non-Loan Party Restricted Subsidiaries permitted under Section 6.01(n);

(l)            Liens securing Indebtedness permitted under Section 6.01(e); provided that such Liens do not at any time encumber any property other than the property (other than accessions, improvements and replacements in respect of such property and the proceeds or products thereof) financed by such Indebtedness; provided that individual financing provided by one Lender may be cross-collateralized in other financings provided by such Lender or its affiliates;

(m)           Liens securing Indebtedness permitted under Section 6.01(p);

(n)           Liens on the Equity Interests of Unrestricted Subsidiaries; and

(o)          Liens not permitted by clauses (a) through (n) so long as the aggregate amount of obligations secured thereby does not at any time outstanding exceed the greater of (x) $75,000,000 and (y) 25% of Consolidated EBITDA; provided that this clause (o) shall not be used for Liens securing Indebtedness for borrowed money on assets of Loan Parties that do not constitute Collateral.

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Section 6.03.      Fundamental Changes. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, liquidate or dissolve, or Dispose of all or substantially all of the assets of the Loan Parties, taken as a whole (whether now owned or hereafter acquired), except that (a) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) the Borrower may merge with any Restricted Subsidiary or any other Person in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary may merge with any Restricted Subsidiary or any other Person in a transaction in which the surviving entity is a Restricted Subsidiary; provided, that if a Guarantor is party to such transaction, a Guarantor must be the surviving entity, (iii) the Borrower may Dispose of its assets to a wholly-owned Restricted Subsidiary, and a Restricted Subsidiary may Dispose of its assets to the Borrower or to another Restricted Subsidiary, (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially adverse to the Lenders and (v) any merger, consolidation, liquidation or dissolution to effect a Disposition otherwise permitted under this Section 6.03, and (b) each special purpose securitization entity, receivables or similar financing entity may sell and make other transfers of Receivables Facility Assets to the purchaser, lender or other provider of financing under an Accounts Receivables Securitization.

(b)          Notwithstanding anything to the contrary in this Agreement, the Borrower will not, nor will it permit any Restricted Subsidiary to (x) sell, assign or transfer or (y) exclusively license or exclusively sublicense, in each case of clauses (x) and (y), any Material Intellectual Property to any Unrestricted Subsidiary (other than an exclusive license or an exclusive sublicense for a specific country or a specified field of use, in each case, that is not material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and where the Borrower or another Restricted Subsidiary does not exclusively license or exclusively sublicense to other Unrestricted Subsidiary(ies) all other worldwide rights with respect thereto).

Section 6.04.      Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly any Restricted Payment, other than:

(a)           Restricted Payments in an aggregate amount not to exceed the Available Amount on the date of the making of such Restricted Payment; provided that at the time of and immediately after giving effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom;

(b)           Restricted Payments to Huntsman Corporation or any Parent Company to pay dividends of Huntsman Corporation or any Parent Company within 90 days after the date of declaration thereof, if at such date of declaration such Restricted Payment would have complied with this Section 6.04;

(c)           Restricted Payments so long as the Total Net Leverage Ratio on a Pro Forma Basis is less than or equal to 3.25 to 1.00; provided that at the time of and immediately after giving effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom;

(d)           the declaration and payment of Restricted Payments with respect to the Equity Interests of the Borrower or any Restricted Subsidiary payable solely in additional Equity Interests in such Person other than Disqualified Equity Interests;

(e)           Restricted Payments by any Restricted Subsidiary with respect to the Equity Interests of such Restricted Subsidiary to the Borrower or another Restricted Subsidiary (or with respect to any Restricted Subsidiary that is a non-Wholly Owned Subsidiary, to each holder of an Equity Interest on a pro rata basis (or basis more favorable to the Borrower or any Restricted Subsidiary based on their relative interest));

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(f)           Restricted Payments at any time for the purpose of providing Huntsman Corporation or any Parent Company funds in order to purchase, redeem, retire or otherwise acquire for value its Equity Interests (including any stock appreciation rights, warrants or options in respect thereof) (x) from current or former employees or directors in the ordinary course of business in accordance with the terms of any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement and (y) to the extent deemed to occur upon the “cashless exercise” of stock options, stock purchase rights, stock exchange rights or other equity-based awards if such payment or Equity Interests represents a portion of the exercise price of such options or rights or withholding taxes, payroll taxes or other similar taxes due upon such exercise, purchase or exchange;

(g)           other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (g) and Investments at the time outstanding under clause (d) of the definition of “Permitted Investments,” not to exceed the greater of (x) $200,000,000 and (y) 50% of Consolidated EBITDA; provided that at the time of and immediately after giving effect thereto, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom;

(h)           Restricted Payments by the Borrower to pay quarterly dividends of Huntsman Corporation (or any other Parent Company) in an amount not to exceed $0.109375 per share per quarter of Huntsman Corporation (or such other Parent Company);

(i)            Restricted Payments by the Borrower to pay quarterly dividends of Huntsman Corporation (or any other Parent Company) in an amount not to exceed $100,000,000 in the aggregate during the term of this Agreement so long as the Total Net Leverage Ratio on a Pro Forma Basis is less than or equal to 3.50 to 1.00;

(j)            dividends or distributions that are required to be paid (pursuant to the Tax Sharing Agreement or otherwise) by the Borrower to its direct or indirect owner or owners in order for such owner or owners to pay consolidated or combined federal, state or local taxes imposed with respect to its or their ownership of the Borrower;

(k)           any consolidated payment, dividend, distribution or other transfer in connection with an Accounts Receivables Securitization permitted hereunder;

(l)             the Borrower and any Restricted Subsidiary may make (and may make Restricted Payments to enable the Borrower (or any Parent Company) to make) cash payments in lieu of the issuance of fractional shares in such Person in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition or in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in such Person; and

(m)          Restricted Payments, the proceeds of which will be used by the Borrower to pay (or to make a Restricted Payment to or Investment in any Parent Company to enable it to pay) (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) that are reasonable and customary and incurred in the ordinary course of business and to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, and (B) any reasonable and customary indemnification claims made by directors, officers or employees of the Borrower (or any direct or indirect parent thereof).

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The amount of any Restricted Payment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof, which shall be determined in good faith by the Borrower and may be determined either, at the option of the Borrower, at the time of such Restricted Payment or as of the date of the definitive agreement with respect to such Restricted Payment

Section 6.05.      Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.04, (d) transactions pursuant to Section 6.03, (e) the Huntsman Corporation Intercompany Note, (f) payments or transactions pursuant to the Tax Sharing Agreement, (g) investments made in any Joint Venture that is an Affiliate solely because of any Restricted Subsidiary’s interest in such Joint Venture, (g) issuances by the Borrower or any Parent Company of Equity Interests (other than Disqualified Equity Interests) and receipt by the Borrower or any Parent Company of capital contributions, or the issuance of Equity Interests in any Restricted Subsidiary (other than the Borrower) to any officer, director, employee, manager, partner, consultant or independent contractor thereof, (h) employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between the Borrower (or any Parent Company) or any Restricted Subsidiaries and their respective future, current or former officers, directors, employees, managers, partners, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former officers, directors, employees, managers, partners, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of the Borrower, any Parent Company or any Restricted Subsidiary (i) payment of customary fees and indemnities to and reimbursement of out-of-pocket costs and expenses of any future, current or former officers, directors and employees of the Borrower and the Restricted Subsidiaries entered into in the ordinary course of business, (j) payment of out-of-pocket costs and expenses relating to registration rights and indemnities provided to Persons holding Equity Interests in any Parent Company pursuant to any registration rights agreement entered into after the Effective Date, (k) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or is on terms that at least as favorable, taken as a whole, to the Borrower or such Restricted Subsidiary, as the case may be, as those that would prevail in an arm’s-length transaction with unrelated third parties, (l) (i) transactions with Subsidiaries or Joint Ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with non-wholly-owned Restricted Subsidiaries or Joint Ventures in the ordinary course of business consistent with past practices, (m) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of or in connection with such designation, (n) transactions that do not involve aggregate consideration (in the case of such a transaction or series of transactions) in excess of the greater of (x) $50,000,000 and (y) 15% of Consolidated EBITDA and (o) transactions existing on the Effective Date or entered into pursuant to binding commitments, agreements or arrangements in effect on the Effective Date and, in each case, to the extent involving aggregate consideration in excess of $5,000,000 per transaction, listed on Schedule 6.05, and any modification, replacement, renewal, reinvestment or extension of the foregoing.

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Section 6.06.      Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or, to the knowledge of the Borrower, indirectly, (i) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of any Sanctions, (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto, (iv) solely in the case of Tranche 1 Loans, for any purpose other than a Tranche 1 Permitted Purpose, or (v) solely in the case of Tranche 1 Loans, in any manner that would result in, or is designed to circumvent, evade, or avoid compliance with, any applicable foreign exchange controls, capital controls, foreign debt registration, or similar regulatory requirements administered or enforced by SAFE, or any other governmental authority of the PRC, including through any transaction or structure lacking a bona fide business or operating purpose or through any other means that directly or indirectly result in the proceeds of such Loans being transferred, reintroduced, or redeployed into the PRC.

Section 6.07.      Change in Nature of Business. From and after the Effective Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any businesses that are material to the Borrower and its Restricted Subsidiaries, taken as a whole, other than the businesses engaged in by the Borrower and its Restricted Subsidiaries on the Effective Date, and businesses (i) reasonably related, complementary, ancillary or incidental thereto, (ii) that are a natural outgrowth or reasonable extension development or expansion of any such business or (iii) that in the good faith business judgment of the Borrower constitutes a reasonable diversification of business conducted by the Borrower and its Restricted Subsidiaries.

Section 6.08.      Financial Covenants.

(a)           The Borrower will not permit the Total Net Leverage Ratio, determined as of the last day of each of its fiscal quarters, commencing on March 31, 2026, for the Measurement Period then ended, to be greater than the corresponding ratio set forth in the table below:

Fiscal Quarter Ending	Maximum Total Net Leverage Ratio
March 31, 2026	6.25 to 1.00
June 30, 2026, September 30, 2026, December 31, 2026	6.00 to 1.00
March 31, 2027	5.75 to 1.00
June 30, 2027	5.50 to 1.00
September 30, 2027	5.25 to 1.00
December 31, 2027	5.00 to 1.00
March 31, 2028	4.75 to 1.00
June 30, 2028	4.50 to 1.00
September 30, 2028	4.25 to 1.00
December 31, 2028	4.00 to 1.00
March 31, 2029 and thereafter	3.50 to 1.00

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(b)           The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the last day of each of its fiscal quarters, commencing on March 31, 2026, for the Measurement Period then ended, to be less than 2.50 to 1.00.

Section 6.09.      Negative Pledge. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Encumbrances, or Liens permitted by Sections 6.02(d), 6.02(e) and 6.02 (l)) on any Owned Real Property.

Article VII

Events of Default

Section 7.01.      Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)           any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d)           the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or in Article VI;

(e)           the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) provided that any failure to observe or perform any covenant, condition or agreement contained in Section 5.11 that results in the Collateral Agent ceasing to have a perfected first priority security interest in the Collateral to the extent that any such loss of perfection or priority results from the Collateral Agent no longer having control of Collateral or possession of Collateral actually delivered to it and pledged under the Collateral Documents or Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that the Borrower provides the Collateral Agent written notice thereof in accordance with the Security Agreement, and the Collateral Agent and the Borrower have agreed that the Collateral Agent will file such amendments) or continuation statements not being timely filed shall not constitute a Default or Event of Default for purposes of this Section 7.01(e);

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(f)            the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace and cure periods);

(g)           any default occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets or (y) any amortization or equivalent event under any Accounts Receivable Securitization;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 (to the extent not covered by insurance (including self-insurance) as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)             an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)           a Change in Control shall occur;

(n)           any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document in accordance with its terms (other than contingent indemnification obligations as to which no claim has been asserted); or the Borrower purports in writing to revoke, terminate or rescind any Loan Document except in accordance with its terms; or

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(o)           any Lien purported to be created under any Collateral Document shall cease to be a valid and perfected Lien, except (i) as a result of the Disposition of the applicable Collateral in a transaction permitted under this Agreement or (ii) as a result of UCC continuation statements not being filed or the Collateral Agent no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower provide cash collateral as required in Section 2.06(j), and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02.      Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Secured Obligations and any proceeds of Collateral (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) shall, subject to Section 2.20, be applied by the Administrative Agent as follows:

(i)            first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent or Collateral Agent in their respective capacities as such (including fees and disbursements and other charges of counsel to the Administrative Agent or Collateral Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent or Collateral Agent in their respective capacities as such);

(ii)            second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause (ii) payable to them;

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(iii)          third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)          fourth, (A) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans (provided the principal amount of all Obligations that rank senior to any Incremental Term Loan shall be paid prior to any Obligation with respect to such Incremental Term Loan), obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and unreimbursed LC Disbursements and (B) to cash collateralize 102% of the Dollar Equivalent of that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.02;

(v)           fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders, the Cash Management Banks, the Hedge Banks and the Issuing Banks based upon the respective aggregate amounts of all such Secured Obligations owing to the Lenders, the Cash Management Banks, the Hedge Banks and the Issuing Banks in accordance with the respective amounts thereof then due and payable; and

(vi)          finally, the balance, if any, after all Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank no longer a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII for itself and its Affiliates as if a “Lender” party hereto.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 7.02, in each case except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

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Article VIII

The Administrative Agent and Other Agents

Section 8.01.      Authorization and Action. (a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent and Collateral Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and the collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent and Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and/or Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent and/or the Collateral Agent any required powers of attorney to execute and enforce any Loan Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent and Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent and/or Collateral Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent and/or Collateral Agent may have under such Loan Documents. Each reference to the “Administrative Agent” in this Article VIII shall be deemed to include the Collateral Agent, where applicable.

(b)          As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

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(c)           In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent and each other Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)            neither Administrative Agent nor any other Agent assumes nor shall be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent or any other Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent or any other Agent based on an alleged breach of fiduciary duty by the Administrative Agent or –any other Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)           where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the State of New York or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)          nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)           The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)           None of any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

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(f)           In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligations in respect of LC Disbursements shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)           The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the other Agents, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02.      Administrative Agent’s Reliance, Indemnification, Etc. (a) Neither the Administrative Agent, the other Agents nor, in each case, any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or other Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.

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(b)           The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Commitments, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or Dollar Equivalent.

(c)           Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03.      Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

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(c)           THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN THE ABSENCE OF GROSS NEGLIGENCE AND WILLFUL MISCONDUCT ON THE PART OF THE RELEVANT APPLICABLE PARTY (AS DEFINED BELOW) AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (EACH, AN “APPLICABLE PARTY” AND COLLECTIVELY, THE “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 8.03, including through an Approved Electronic Platform.

(d)           Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)           Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)           Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

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Section 8.04.      The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders”, “Agent” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank, Agent or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05.      Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)           Notwithstanding paragraph (a) of this Section 8.05, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interests) and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

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Section 8.06.      Acknowledgements of Lenders and Issuing Banks. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 8.07.      Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. For the avoidance of doubt, upon termination of the Commitments and payment in full of all Obligations in cash and in immediately available funds (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), this Agreement shall automatically terminate and the Administrative Agent shall comply with Section 8.01 and Section 8.08. The Borrower may terminate the Commitments of any Defaulting Lender on a non-pro rata basis.

Section 8.08.      Collateral.

(a)            Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent determines in its discretion to execute and deliver in connection with the satisfaction of the conditions pursuant to the Collateral Documents (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).

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(b)           Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of setoff rights of any Lender or Issuing Bank or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)            When all Obligations (excluding (A) any Obligations in respect of any Cash Management Agreement or Secured Hedge Agreement and (B) contingent obligations as to which no claim has been made) have been paid in full all Revolving Commitments have terminated and all Letters of Credit have expired or terminated (or been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank), upon request of the Borrower, the Collateral Agent’s security interests in the Collateral and the Guarantees shall be automatically released and the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required or reasonably requested to evidence the release its security interest in all Collateral, and to release all Guarantees provided for in any Loan Document.

(ii)            If (A) any Guarantor shall have been designated as an Unrestricted Subsidiary in accordance with the terms hereof, (B) all the Equity Interests in any Guarantor held by the Borrower and the Restricted Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation), other than to any Loan Party or any other Restricted Subsidiary, in any transaction permitted hereunder or (C) any Guarantor shall cease to be a Wholly-Owned Subsidiary as a result of a transaction (including the consummation of a Joint Venture transaction) in which such Guarantor either ceases to be (x) a Subsidiary of the Borrower or (y) a Wholly-Owned Subsidiary of the Borrower pursuant to a bona fide transaction undertaken with a Person who is not an Affiliate (other than to the extent such Person becomes a non-Affiliate as a result of such transaction) and consummated not with the primary purpose of releasing the Guaranty, then such Guarantor shall, upon effectiveness of such designation, or the consummation of such transaction, automatically be discharged and released from its Obligations hereunder and all security interests created by the Collateral Documents in Collateral owned by such Guarantor shall be automatically released, without any further action by any Secured Party or any other Person. Upon any sale or other transfer by any Loan Party (other than to any Loan Party or any other Restricted Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, or upon any such Collateral becoming Excluded Property, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person.

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(iii)          Each Secured Party hereby authorizes the Collateral Agent to subordinate, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Collateral Document to the holder of any Lien on such property that is permitted by Section 6.02; provided, that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.2 to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Lien in accordance with the documentation governing the Indebtedness that is secured by such Lien.

(iv)          In connection with any termination, release or subordination pursuant to this Section 8.08(c), the Administrative Agent and the Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 8.08(c) shall be without recourse to or representation or warranty by the Administrative Agent or the Collateral Agent.

(d)          Notwithstanding anything else contained in this Agreement, upon the occurrence of any Investment Grade Date (and the Administrative Agent may rely conclusively on the certificate delivered pursuant to clause (a) of the definition of “Investment Grade Date” as evidence of the occurrence of any Investment Grade Date), the Liens under the Collateral Documents securing the Secured Obligations shall automatically be released; provided that such release shall not apply to any cash collateral held pursuant to Sections 2.06, 2.11, 2.20 or 7.01. From and after the applicable Investment Grade Date, the Administrative Agent and Collateral Agent shall promptly execute, deliver and/or file all such further releases, termination statements, documents, agreements, certificates and instruments and do such further acts as the Borrower may reasonably require to more effectively evidence or effectuate such release.

(e)           The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(f)            Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Guarantees, to have agreed to the provisions of this Section 8.08 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)), and all the other provisions of this Agreement relating to Collateral, any Guarantee or any Collateral Document and to have agreed to be bound by the Loan Documents as a Secured Party thereunder. It is understood and agreed that the benefits of the Collateral and the Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

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Section 8.09.      Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and sub-section (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

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Section 8.10. Erroneous Payments.

(a)                           If the Administrative Agent (x) notifies a Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient, and each of their respective successors and assigns, but in any event excluding the Borrower and its Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)                           Without limiting the immediately preceding clause (a), each Payment Recipient (and each of their respective successors and assigns) agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)             it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(a)           such Payment Recipient shall use commercially reasonable efforts to promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.10(b).(b)Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

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(c)                           (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04 (but excluding, in all events, any assignment, consent or approval requirements other than with respect to the Borrower as set forth in Section 9.04), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

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(d)                           The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e)                            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f)                            Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)                           Notwithstanding anything to the contrary herein or in any other Loan Document, neither the Borrower nor any of its Affiliates shall have any increased obligations or liabilities (including the payment of any assignment or processing fee payable to the Administrative Agent in connection therewith) directly or indirectly arising out of this Section 8.10 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 8.10(d)(i) above and acknowledging Sections 8.10(d), (e) and (g)).

Section 8.11.     Intercreditor Agreements. Notwithstanding anything to the contrary set forth in any Loan Document, to the extent the Administrative Agent enters into an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement in accordance with the terms hereof, this Agreement will be subject to the terms and provisions of such Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable. In the event of any inconsistency between the provisions of this Agreement or any other Loan Document and any such Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, the provisions of the Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement govern and control. The Lenders acknowledge and agree that each Agent is authorized to, and each Agent agrees that, with respect to any secured Indebtedness, upon request by the Borrower, it shall, enter into an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement with the collateral agent or other Debt Representative of the holders of such Indebtedness unless such Indebtedness and any related Liens (including the priority of such Liens) are expressly prohibited by Sections 6.01 and 6.02 of this Agreement. The Lenders hereby authorize and instruct the Administrative Agent to (a) enter into any such Equal Priority Intercreditor Agreement or any such Junior Lien Intercreditor Agreement, (b) bind the Lenders on the terms set forth in such Equal Priority Intercreditor Agreement or any such Junior Lien Intercreditor Agreement and (c) perform and observe its obligations under such Equal Priority Intercreditor Agreement or any such Junior Lien Intercreditor Agreement. The Agents and each Secured Party agree that the Agents shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Borrower in determining whether it is permitted to enter into a Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement pursuant to this Section. Each Secured Party covenants and agrees not to give the Collateral Agent or Administrative Agent any instruction that is not consistent with the provisions of this Section 8.11.

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Article IX

Miscellaneous

Section 9.01.     Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)             if to the Borrower, to it at 10003 Woodloch Forest Dr, The Woodlands, TX 77380, Attention of the Office of the General Counsel;

(ii)            if to the Administrative Agent, to Citibank, N.A., US Agency Servicing, Securities Processing Analyst, 1 Penns Way, Ops II, New Castle, DE 19720, Email: USAgencyServicing@citi.com;

(iii)          if to an Issuing Bank, to it at (A) in the case of Citibank, N.A., GCIB IN US Standby Team, Securities Processing Analyst, 1 Penns Way, Ops II, New Castle, DE 19720, Email: US.Standby@citi.com, (B) in the case of Bank of America, N.A., One Fleet Way, PA-580-02-30, Scranton, PA 18507-1999, (C) in the case of The Toronto-Dominion Bank, New York Branch, 1 Vanderbilt Avenue, New York, NY 10017, Email: tdsinotices@tdsecurities.com, (D) in the case of Wells Fargo Bank, N.A., Attention: Standby Letters of Credit Processing, MAC D1109-011, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28262 Email: StandbyLC@wellsfargo.com and (E) in the case of JPMorgan Chase Bank, N.A., solely with respect to Existing Letters of Credit, to the address separately provided to the Borrower from time to time;

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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(c)           Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.      Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Subject to Section 2.22 and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected directly and adversely thereby (it being understood that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii) even if the effect of such amendment would be to reduce the rate of interest or fee on any extension of credit or Commitment and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or fees at the applicable default rate), (iii)  postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected directly and adversely thereby, (iv) change Section 2.09(c) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.20(b) or 7.02 without the written consent of each Lender, (vi) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release all or substantially all the value of the Collateral from the Liens and security interests granted pursuant to the Collateral Documents (except as otherwise provided in the Security Agreement) or all or substantially all of the value of the Guarantees provided by the Guarantors without the consent of each Lender, or (viii) contractually subordinate, or enter into any amendment, waiver or consent having the direct effect of contractually subordinating, (A) any Obligations in right of payment to any other Indebtedness of the Loan Parties or (B) the Liens securing the Obligations on all or substantially all of the Collateral to Liens on all or substantially all of the Collateral securing other Indebtedness (any such other Indebtedness, to which such Obligations or such Liens securing any of the Obligations, as applicable, are contractually subordinated, “Senior Indebtedness”), in either case, without the consent of each directly and adversely affected Lender, (it being understood that this clause (viii) shall not (A) override the permission for (x) Liens expressly permitted by Section 6.02 as in effect on the Effective Date or (y) Indebtedness expressly permitted by Section 6.01 as in effect on the Effective Date, (B) restrict an amendment to increase the maximum permitted amount of (I) Indebtedness that is secured by Liens on all or a portion of the Collateral on a pari passu basis to the Liens securing the Obligations or (II) Receivables Facility Attributed Indebtedness secured by Liens on Receivables Facility Assets, or (C) apply to the incurrence of debtor-in-possession financing); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be; provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and an Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.

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(c)           Notwithstanding anything to the contrary in this Section 9.02, any waiver, amendment or modification of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, that by its terms affects (i) the rights or duties under this Agreement of the Lenders of one or more Classes (but not Lenders of any other Class) differently than Lenders of the other Classes, may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each Class of Lenders which is adversely affected thereby that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time or (ii) the rights or duties under this Agreement of the Lenders of one or more Tranches (but not Lenders of any other Tranche) differently than Lenders of any other Tranche, may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of Lenders of each Tranche which is adversely affected thereby that would be required to consent thereto under this Section 9.02 if such Lenders of such Tranche were the only Lenders hereunder at the time.

(d)           In connection with any transaction permitted by Sections 2.21 or 2.26, this Agreement and the other Loan Documents may be amended as contemplated by Sections 2.21 and 2.26 and shall require only the consent of the participating Lenders in such Incremental Facility or Refinancing Amendment, as applicable.

(e)           In connection with an amendment in which any Class of Term Loans or Class of Revolving Commitments (or outstandings thereunder) is modified in such a manner such that the resulting Term Loans or Revolving Commitments (or outstandings thereunder) bear a lower all-in yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of each of the Lenders holding the Term Loans or Revolving Commitments (or outstandings thereunder) subject to such permitted repricing transaction that will continue as a Lender in respect of the modified Term Loans or Revolving Commitments (or outstandings thereunder) shall be required for such Permitted Repricing Amendment. Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Loan Documents contemplated by this Section 9.02(e).

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(f)             If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(g)           Notwithstanding anything herein to the contrary, for purposes of determining whether any requisite voting threshold has been met in connection with any amendment, modification, wavier, consent or other action with respect to any Loan Document, an Incremental Facility incurred on the date of such consent shall be disregarded for purposes of determining whether the requisite voting threshold has been met to the extent (x) such transaction was not for a bona fide business purpose, (y) such Incremental Facility was incurred for the primary purpose of influencing voting thresholds under the Loan Documents or (z) the conditions precedent to funding such Incremental Facility are not satisfied on such date.

Section 9.03.      Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the other Agents and their Affiliates, including the reasonable fees, charges and disbursements (that are documented in reasonable detail) of a single counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank, any other Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Arranger, each Issuing Bank, each other Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements (that are documented in reasonable detail) of any counsel for any Indemnitee (limited to the reasonable and documented fees and disbursements and other charges of one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Indemnitees where the Indemnitees affected by such conflict inform the Borrower of such conflict, one additional counsel and one additional local counsel in each relevant material jurisdiction to each group of affected Indemnitees similarly situated taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of any Hazardous Materials on or from any property currently or to the extent arising from the former ownership or operations of the Borrower or any of its Subsidiaries, formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(b) is without prejudice to Section 5.08(b), but shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

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(c)           Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, the Collateral Agent, each other Agent and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

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(e)           All amounts due under this Section shall be payable promptly after written demand therefor together with, as applicable, customary backup documentation in reasonable detail.

Section 9.04.      Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund (other than a Defaulting Lender or an Affiliate or an Approved Fund of a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; and

(C)           each Issuing Bank.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent of $5,000,000 (unless a lesser amount shall be agreed by the Borrower and the Administrative Agent);

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

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(C)           the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)           Unless otherwise specified in the applicable assignment, any assignee of Tranche 1 Commitments or Tranche 1 Loans shall be deemed to convert the Tranche 1 Commitments or Tranche 1 Loans so assigned into Tranche 2 Commitments and Tranche 2 Loans, respectively.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) the Borrower or any of its Affiliates or (e) a Disqualified Lender; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

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(iv)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section); provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.      Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.     Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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(b)          Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

Section 9.07.     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09.      Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of the Lenders and the Agents hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against any Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

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(c)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding (whether in tort, contract, law or equity) relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(d)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 9.12.      Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks, the other Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, insurance providers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder of under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Bank, any other Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Borrower hereby acknowledges that the Lenders may provide to market data collectors, such as league table, or other service providers to the lending industry, the closing date, size and type of, and the roles of the parties to, this Agreement; provided that, each Lender agrees that it will not provide such information to such market data collectors or other service providers until the Effective Date has occurred and has been publicly announced by the Borrower.

If Personal Information is provided to the Administrative Agent, the Collateral Agent, the Issuing Banks, the other Agents and/or the Lenders that is covered by the California Privacy Rights Act and its implementing regulations (the “CPRA”), then the following terms will apply.  The term “Personal Information” as used in this paragraph shall have the same meaning as that term is given under the CPRA.  The terms in this paragraph shall supersede any inconsistent terms under this Agreement.  The Loan Parties are making Personal Information available to the Administrative Agent, the Collateral Agent, the Issuing Banks, the other Agents and/or the Lenders for the following limited and specified purposes: performing services on behalf of the business, including providing financial advisory services and facilitating the consummation of the transactions as described in this Agreement.  With respect to the Personal Information you make available to the Administrative Agent, the Collateral Agent, the Issuing Banks, the other Agents and/or the Lenders under this Agreement, each such party agrees to: (i) comply with all sections of the CPRA applicable to it; (ii) grant the Borrower the right to take reasonable and appropriate steps to ensure that such party uses the Personal Information provided under this Agreement in a manner consistent with the Borrower’s obligations under the CPRA; (iii) grant the Borrower the right, upon notice, to take reasonable and appropriate steps to stop and remediate unauthorized use of Personal Information made available to the Administrative Agent, the Collateral Agent, the Issuing Banks, the other Agents and/or the Lenders; and (iv) notify the Borrower if any such party makes a determination that it can no longer meet its obligations under the CPRA.

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For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13.      Material Non-Public Information.

(a)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.14.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 9.15.      No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

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The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.16.      USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and Beneficial Ownership Regulation. The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act and Beneficial Ownership Regulation.

Section 9.17.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

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(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.18.      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

HUNTSMAN INTERNATIONAL LLC,

By:	/s/ Philip M. Lister
Name: Philip M. Lister
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent, Issuing Bank and Lender

By:	/s/ David Jaffe
Name: David Jaffe
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender and Issuing Bank

By:	/s/ Daniel Phelan
Name: Daniel Phelan
Title: Director

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender and Issuing Bank

By:	/s/ Victoria Roberts
Name: Victoria Roberts
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Jie Hu
Name: Jie Hu
Title: Executive Vice President

By:	/s/ Keith Friedland
Name: Kieth Friedland
Title: Deputy General Manager

[Signature Page to Credit Agreement]

Wells fargo bank, n.a.,
as a Lender and Issuing Bank

By:	/s/ Daniel K. Kinasz
Name: Daniel K. Kinasz
Title: Executive Director

[Signature Page to Credit Agreement]

HSBC Bank USA N.A.,
as a Lender

By:	/s/ Gillian Hedges
Name: Gillian Hedges
Title: Director

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Nicolas Anberre
Name: Nicolas Anberre
Title: Director

By:	/s/ Miko Mcguire
Name: Miko Mcguire
Title: Vice President

[Signature Page to Credit Agreement]

MUFG BANK, LTD.,
as a Lender

By:	/s/ Andrea Matsudaira
Name: Andrea Matsudaira
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Nikhil Tanawade
Name: Nikhil Tanawade
Title: Vice President

[Signature Page to Credit Agreement]

ZIONS BANCORPORATION N.A. DBA AMEGY BANK,
as a Lender

By:	/s/ Brad Ellis
Name: Brad Ellis
Title: Senior Vice President

[Signature Page to Credit Agreement]

TEXAS CAPITAL BANK,
as a Lender

By:	/s/ Andrew Tanner
Name: Andrew Tanner
Title: Vice President

[Signature Page to Credit Agreement]